EXHIBIT 2.1

                                                                [EXECUTION COPY]

                            STOCK PURCHASE AGREEMENT

                          Dated as of September 2, 2005

                                      Among

                          RAND ACQUISITION CORPORATION,

                              LL ACQUISITION CORP.,

                                       and

                   THE STOCKHOLDERS OF LOWER LAKES TOWING LTD.

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                                TABLE OF CONTENTS

                                                                            Page

ARTICLE I. CLOSING; SALE AND PURCHASE..........................................1

   1.1      The Closing........................................................1
   1.2      Sale and Purchase of the Purchase Shares...........................1
   1.3      Delivery of Purchase Price and Stock Certificates..................2
   1.4      Purchase Price Adjustment..........................................2
   1.5      Section 116 Certificate............................................4
   1.6      Credit Obligations.................................................5
   1.7      Shareholder Approval...............................................6
   1.8      Actions Simultaneous...............................................7

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF THE SELLERS WITH RESPECT
            TO THE PURCHASE SHARES.............................................7

   2.1      Authority; Execution and Delivery; Enforceability..................7
   2.2      NonContravention...................................................8
   2.3      Title to Purchase Shares...........................................8
   2.4      [Intentionally Omitted]............................................8
   2.5      Litigation and Claims..............................................8
   2.6      No Finder..........................................................9
   2.7      Residency of Sellers...............................................9


ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE SELLERS WITH RESPECT
             TO THE COMPANY AND SUBSIDIARIES...................................9

   3.1      Organization; Good Standing........................................9
   3.2      Subsidiaries; Equity Interests.....................................9
   3.3      NonContravention..................................................10
   3.4      Corporate Documents...............................................10
   3.5      Capitalization; Options...........................................10
   3.6      Consents and Approvals............................................11
   3.7      Title to Assets...................................................11
   3.8      Real Property.....................................................12
   3.9      Employment and Labor Related Agreements and Actions...............13
   3.10     Contracts.........................................................17
   3.11     Intellectual Property.............................................19
   3.12     Insurance.........................................................20
   3.13     Books and Records.................................................21
   3.14     Financial Statements; Liabilities.................................21
   3.15     Tax Matters.......................................................22
   3.16     Absence of Certain Changes and Events.............................25
   3.17     Litigation and Claims.............................................26
   3.18     Governmental Permits; Compliance with Laws........................26
   3.19     Environmental Matters.............................................27
   3.20     Employee Plans....................................................28
   3.21     Maritime Matters..................................................33
   3.22     No Finder.........................................................34
   3.23     Certain Business Practices........................................34
   3.24     Accounts Receivable...............................................34
   3.25     Major Customers...................................................34


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   3.26     Affiliate Transactions............................................35
   3.27     Sufficiency of Assets.............................................35
   3.28     Bank Accounts.....................................................35
   3.29     Disclosure........................................................35

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER AND RAND..............35

   4.1      Organization; Good Standing.......................................35
   4.2      Authority; Execution and Delivery; Enforceability.................35
   4.3      NonContravention..................................................36
   4.4      Consents and Approvals............................................36
   4.5      Litigation and Claims.............................................36
   4.6      No Finder.........................................................36
   4.7      Disclosure........................................................36

ARTICLE V. ACTION PRIOR TO THE CLOSING DATE...................................37

   5.1      Conduct of Business...............................................37
   5.2      No Breach of Representations and Warranties; Notification
            of Certain Matters................................................41
   5.3      Access............................................................41
   5.4      Standstill........................................................41
   5.5      Notice of Litigation..............................................42
   5.6      Fulfillment of Conditions to Rand's and Purchaser's
            Obligations and to GR Holdings' Obligations Under the
            Redemption Agreement..............................................42
   5.7      Fulfillment of Conditions to Sellers' Obligations.................42
   5.8      Governmental Consents.............................................42
   5.9      Third Party Consents..............................................43
   5.10     Publicity.........................................................43
   5.11     Transfer of Certain Assets........................................43
   5.12     Financing.........................................................43
   5.13     Conversion of Convertible Notes...................................44
   5.14     Consolidated Financial Statements.................................44

ARTICLE VI. OTHER AGREEMENTS OF THE PARTIES...................................44

   6.1      Cooperation in Litigation.........................................44
   6.2      Confidentiality...................................................44
   6.3      Tax Matters.......................................................45
   6.4      Additional Tax Covenants of the Sellers...........................47
   6.5      Access............................................................48
   6.6      Further Assurances................................................48
   6.7      Indemnification...................................................48
   6.8      Redemption Agreement..............................................48
   6.9      Reorganization....................................................49

ARTICLE VII. CONDITIONS PRECEDENT TO OBLIGATIONS OF RAND AND PURCHASER........49

   7.1      Representations and Warranties....................................49
   7.2      Performance.......................................................49
   7.3      No Material Adverse Effect........................................49
   7.4      Certificates......................................................49
   7.5      No Injunction.....................................................50
   7.6      Governmental Approvals............................................50


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   7.7      Third Party Consents..............................................50
   7.8      Escrow Agreement..................................................51
   7.9      Employment Agreement..............................................51
   7.10     Stock Certificates................................................51
   7.11     Good Standing.....................................................51
   7.12     Releases..........................................................51
   7.13     Liens.............................................................51
   7.14     [Intentionally Omitted]...........................................51
   7.15     Change in the Law.................................................51
   7.16     Legal Opinions....................................................51
   7.17     Section 116 Escrow Agreement......................................51
   7.18     Bonus Program Participant Agreement...............................51
   7.19     [Intentionally Omitted]...........................................51
   7.20     Financing.........................................................52
   7.21     Redemption........................................................52

ARTICLE VIII. CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS..............52

   8.1      Representations and Warranties....................................52
   8.2      Performance.......................................................52
   8.3      Certificates......................................................52
   8.4      No Injunction.....................................................52
   8.5      Governmental Approvals............................................52
   8.6      Third Party Consents..............................................53
   8.7      Escrow Agreement..................................................53
   8.8      Good Standing.....................................................53
   8.9      [Intentionally Omitted]...........................................53
   8.10     Legal Opinions....................................................53
   8.11     Management Bonus Program..........................................53

ARTICLE IX. INDEMNIFICATION...................................................53

   9.1      Survival..........................................................53
   9.2      Indemnification by Sellers following Closing......................54
   9.3      Indemnification by Purchaser and Rand following Closing...........54
   9.4      Limitations on Indemnification....................................55
   9.5      Interest..........................................................56
   9.6      Tax Treatment of Indemnity Payments...............................56
   9.7      Notice of Claims..................................................56
   9.8      Third Party Claims................................................56

ARTICLE X. TERMINATION........................................................57

   10.1     Termination.......................................................57
   10.2     Termination Fee...................................................59
   10.3     Effects of Termination............................................59

ARTICLE XI. MISCELLANEOUS.....................................................59

   11.1     Expenses of the Transaction.......................................59
   11.2     Notices...........................................................59
   11.3     No Modification Except in Writing.................................60
   11.4     Entire Agreement..................................................60
   11.5     Severability......................................................61


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   11.6     Assignment........................................................61
   11.7     Governing Law; Jurisdiction.......................................61
   11.8     Specific Performance..............................................61
   11.9     Headings; References..............................................62
   11.10    Interpretation....................................................62
   11.11    Third Parties.....................................................62
   11.12    Counterparts and Facsimile Signatures.............................62
   11.13    Time of the Essence...............................................62
   11.14    Currency..........................................................62
   11.15    Sellers' Representative...........................................62


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                                   APPENDICES

APPENDIX A.  DEFINITIONS

APPENDIX B.  SELLER DISCLOSURE SCHEDULE

APPENDIX C.  PURCHASER DISCLOSURE SCHEDULE

                                    EXHIBITS

ALLOCATION AMONG SELLERS                                              EXHIBIT 1

EMPLOYMENT AGREEMENT                                                  EXHIBIT 2

ESCROW AGREEMENT                                                      EXHIBIT 3

RELEASE                                                               EXHIBIT 4

OPINION OF SELLERS' COUNSEL                                           EXHIBIT 5

OPINION OF RAND'S AND PURCHASER'S COUNSEL                             EXHIBIT 6

SECTION 116 ESCROW AGREEMENT                                          EXHIBIT 7

COMPANY INDEBTEDNESS                                                  EXHIBIT 8

SELLERS' ADDRESSES                                                    EXHIBIT 9

WORKING CAPITAL STATEMENT                                             EXHIBIT 10

MANAGEMENT BONUS PROGRAM                                              EXHIBIT 11

SELLERS SEVERAL LIABILITY ALLOCATION                                  EXHIBIT 12

FINANCING COMMITMENTS                                                 EXHIBIT 13

BONUS PROGRAM PARTICIPANT AGREEMENT                                   EXHIBIT 14

REDEMPTION AGREEMENT                                                  EXHIBIT 15


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                            STOCK PURCHASE AGREEMENT

      STOCK PURCHASE AGREEMENT ("Agreement"), dated as of September 2, 2005, among Rand Acquisition Corporation, a Delaware corporation ("Rand"), LL Acquisition Corp., a corporation incorporated under the Canada Business Corporations Act, ("Purchaser"), and the stockholders of Lower Lakes Towing Ltd., a Canadian corporation (the "Company") listed on Exhibit 1 hereto (the "Sellers").

                              W I T N E S S E T H:

      WHEREAS, the Sellers are the owners, or through the exercise of Convertible Notes have the right to become the owners, of 23,568 shares of common stock of the Company (the "Purchase Shares"), representing all of the issued and outstanding shares of capital stock of the Company on a fully-diluted basis;

      WHEREAS, Purchaser desires to purchase and acquire from the Sellers, and the Sellers desire to sell and transfer to Purchaser, the Purchase Shares on the terms and subject to the conditions hereinafter set forth; and

      WHEREAS, terms used in this Agreement and not otherwise defined in this Agreement are defined in Appendix A hereto.

      NOW, THEREFORE, the parties hereto hereby agree as follows:

                                   ARTICLE I.

                           CLOSING; SALE AND PURCHASE

      1.1 The Closing. The closing (the "Closing") of the transactions contained in this Article I shall take place at 10:00 A.M., Eastern Time, on the second Business Day after all of the conditions contained in Articles VII and VIII have been satisfied or waived (other than those conditions which will be satisfied at the Closing Time), or at such other time or such other date as Purchaser and the Sellers may agree, at the offices of Katten Muchin Rosenman LLP, 575 Madison Avenue, New York, New York (hereinafter, such date is referred to as the "Closing Date" and such time on the Closing Date is referred to as the "Closing Time.")

      1.2 Sale and Purchase of the Purchase Shares. Upon the terms and subject to the conditions set forth herein, at the Closing, the Sellers agree to sell, convey, transfer and assign the Purchase Shares to Purchaser free and clear of all Liens, and deliver to Purchaser certificates representing the Purchase Shares, duly endorsed in blank or accompanied by stock or other appropriate powers in blank with all appropriate transfer stamps affixed thereto (the "Stock Certificates"), and Purchaser agrees to purchase the Purchase Shares from the Sellers for an aggregate cash purchase price of Fifty Three Million Seven Hundred Thirty Thousand Dollars ($53,730,000) minus (i) the Payoff Amount and
(ii) the Redemption Price (such sum, the "Purchase Price"). The Purchase Price shall be subject to adjustment in accordance with Section 1.4.


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      1.3 Delivery of Purchase Price and Stock Certificates. Subject to
satisfaction or waiver by the relevant party of the relevant conditions to Closing, at the Closing, (i) the Purchase Price, as adjusted by the amount by which the Estimated Net Working Capital is greater or less than the Working Capital Base Amount, less the Escrow Amount shall be paid by Purchaser to the Sellers pursuant to the allocation set forth on Exhibit 1 by wire transfer of immediately available funds to accounts designated in writing by the Sellers at least two Business Days prior to the Closing, (ii) the Escrow Amount shall be paid by Purchaser to the Escrow Agent by wire transfer of immediately available funds to be held and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement, and (iii) the Stock Certificates shall be delivered by the Sellers to Purchaser.

      1.4 Purchase Price Adjustment. In accordance with the procedures set forth in this Section 1.4, the Purchase Price shall be adjusted as follows:

      (a) (i) No later than three (3) Business Days prior to the Closing Date, Sellers shall prepare and deliver to Rand a balance sheet that shall set forth the assets and liabilities of the Company and Subsidiaries on a consolidated basis as of the close of business on a day that is not more than five (5) Business Days immediately preceding the Closing Date (the "Estimated Closing Date Balance Sheet"), and a statement (the "Estimated Statement") of the Net Working Capital as of the date of the Estimated Closing Date Balance Sheet derived in a manner consistent with the calculation of "Net Working Capital" on
Exhibit 10 (the "Estimated Net Working Capital"). As provided in Section 1.3, the Purchase Price shall be adjusted at Closing by the amount by which the Estimated Net Working Capital is greater or less than the Working Capital Base Amount.

            (ii) Within 90 days after the Closing Date, Rand shall prepare and deliver to Sellers' Representative a balance sheet that shall set forth the assets and liabilities of the Company and Subsidiaries on a consolidated basis as of the close of business on the day immediately preceding the Closing Date (the "Closing Date Balance Sheet"), and a statement (the "Closing Date Statement") of the Net Working Capital as of the date of the Closing Date Balance Sheet derived in a manner consistent with the calculation of "Net Working Capital" on Exhibit 10 (the "Closing Date Net Working Capital").

      (b) The term "Net Working Capital" means the Current Assets of the Company and Subsidiaries minus the Current Liabilities of the Company and Subsidiaries, as of the date of the Estimated Closing Date Balance Sheet or Closing Date Balance Sheet, as applicable, used in preparation of the Estimated Statement or Closing Date Statement, as applicable, as such items are reflected on the Estimated Closing Date Balance Sheet or Closing Date Balance Sheet, as applicable. Such Current Assets and Current Liabilities shall be determined in accordance with GAAP, using the same accounting methods, policies, practices, principles and procedures with consistent classifications, judgments and estimation methodologies as were used in the determination of such items in determining "Net Working Capital" on Exhibit 10 (the "Working Capital Principles"), provided, however, for clarity (i) such Current Liabilities shall not include the Payoff Amount or the Redemption Price, (ii) any currency conversions in connection with determination of such amounts shall be done on the basis of prevailing currency conversion rates as of the date of the Estimated Closing Date Balance Sheet and (iii) to the extent not already included as accruals on Exhibit 10, all amounts in respect of bonuses, retirement plan contributions or other benefit plans for employees of the Company and the Subsidiaries, to the extent not then actually paid, shall be accrued and included as a Current Liability.


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      (c) The Closing Date Balance Sheet and the Closing Date Statement shall become final and binding upon the parties on the 45th day following delivery thereof, unless Sellers' Representative gives written notice of its disagreement with any amounts or calculations set forth on the Closing Date Balance Sheet and the Closing Date Statement (a "Notice of Disagreement") to Rand prior to such date and all amounts and calculations set forth on the Closing Date Balance Sheet and the Closing Date Statement that are not the subject of a Notice of Disagreement shall become final and binding on such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted. If a Notice of Disagreement is received by Rand in a timely manner, then any amounts or calculations set forth on the Closing Date Balance Sheet and the Closing Date Statement that are subject to any such Notice of Disagreement shall become final and binding upon Sellers and Rand on the earlier of (A) the date Sellers' Representative and Rand resolve in writing any differences they have with such amounts or calculations and (B) the date any such disputed amounts or calculations are finally resolved in accordance with Section 1.4(d) below.

      (d) During the 30-day period following the delivery of a Notice of Disagreement, Sellers' Representative and Rand shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement. If, at the end of such 30-day period, such differences have not been resolved, Sellers' Representative and Rand shall, within the subsequent 30-day period, submit to an independent accounting firm (the "Accounting Firm") for arbitration, in accordance with the standards set forth in this Section 1.4, any and all matters that remain in dispute and were properly included in the Notice of Disagreement, in the form of a written brief. The Accounting Firm shall be a nationally recognized Canadian independent public accounting firm as shall be agreed upon by the Sellers' Representative and Rand in writing. Sellers' Representative and Rand shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted on a timely basis to the Accounting Firm within 30 days of the receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited to whether the items in dispute were determined in accordance with the standards set forth in this Section 1.4, and the Accounting Firm is not to make any other determination, including any determination as to whether the Working Capital Base Amount is correct. The Accounting Firm's decision shall be based solely on written submissions made on a timely basis by Sellers' Representative and Rand and their respective representatives and not by independent review. The Accounting Firm shall address only those items in dispute and may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The fees and expenses of the Accounting Firm incurred pursuant to this Section 1.4 shall be borne by Rand and Sellers in inverse proportion as they may prevail on matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the merits of the matters submitted.


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      (e) If the Closing Date Net Working Capital is greater than the Estimated
Net Working Capital, Rand shall, and if the Closing Date Net Working Capital is less than the Estimated Net Working Capital, Sellers shall, within 10 Business Days after each time at which any amounts set forth on the Closing Date Statement become final and binding on the parties, make payment to the other party by wire transfer in immediately available funds of the amount of such difference, together with interest thereon at a rate equal to the rate of interest from time to time announced publicly by Citibank, N.A., as its prime rate (the "Prime Rate"), calculated on the basis of the actual number of days elapsed divided by 360, from the Closing Date to the date of payment. Rand shall pay any amount owed herein to Sellers pursuant to the allocation set forth on
Exhibit 1. Any amounts due to Rand under this Section 1.4 shall first be paid to Rand from the Escrow Amount (pursuant to the terms of the Escrow Agreement) and, upon depletion of the Escrow Amount, 67.5% from Sellers and 32.5% through reduction of the Plan Account Balance until the Plan Account Balance has been depleted, and then 100% from the Sellers.

      (f) Following the Closing, Rand shall not permit the taking of any action with respect to the accounting books and records of the Company or any Subsidiary, or the items reflected thereon, on which Net Working Capital is to be based that are not consistent with the Company's past practices unless such new practices are required by GAAP or Law. During the 45 day period following delivery of the Closing Date Balance Sheet, Rand shall afford, and shall cause the Company and each Subsidiary to afford, to Sellers' Representative and any accountants, counsel or financial advisers retained by Sellers' Representative in connection with the determination of Closing Date Net Working Capital in accordance with this Section 1.4 reasonable access during normal business hours to all the properties, books, contracts, personnel and records of the Company relevant to the determination of Closing Date Net Working Capital in accordance with this Section 1.4.

      1.5 Section 116 Certificate.

      (a) If a certificate issued by the Minister of National Revenue under subsection 116(2) of the Tax Act (such certificate, a "Section 116(2) Certificate") in respect of the disposition of Purchase Shares by any Seller who is a non-resident of Canada for purposes of the Tax Act (such shares, the "Non-Resident Purchase Shares", and any such Seller, a "Non-Resident Seller"), specifying a certificate limit in an amount which is not less than the Purchase Price as determined prior to any adjustment under Section 1.4 allocable to such Non-Resident Purchase Shares (the "Non-Resident Purchase Price"), is not delivered to Purchaser on or before Closing, then Purchaser shall withhold from the payment to be made to such Non-Resident Seller under Section 1.3 an amount equal to 25% of the amount, if any, by which the Non-Resident Purchase Price exceeds such certificate limit, if any (the "Withheld Amount"). The Withheld Amount in respect of each Non-Resident Seller will be deposited by Purchaser in an interest bearing account at Ogilvy Renault LLP (the "Section 116 Escrow Agent"). Any interest or other income earned in respect of each Withheld Amount (net of any applicable Taxes) will accrue for the benefit of the applicable Non-Resident Seller.

      (b) If, prior to the 29th day after the end of the month in which the Closing occurs (the "Certificate Date"), a Non-Resident Seller delivers or causes to be delivered to Purchaser:

            (i) a Section 116(2) Certificate in respect of the disposition of the Non-Resident Purchase Shares, then the Section 116 Escrow Agent will promptly pay to the Non-Resident Seller the lesser of (1) the Withheld Amount and (2) the Withheld Amount less 25% of the amount, if any, by


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      which the Non-Resident Purchase Price exceeds the certificate limit specified in such Section 116(2) Certificate, together with any interest or other income earned on the Withheld Amount to the date of that payment (net of any applicable Taxes), and the Section 116 Escrow Agent will promptly pay to the Receiver General for Canada 25% of the amount, if any, by which the Non-Resident Purchase Price exceeds the certificate limit specified in such Section 116(2) Certificate (and the amount so paid will be credited to Purchaser as payment on account of the amount owing to the Non-Resident Seller in respect of the Purchase Price); or

            (ii) a certificate issued under subsection 116(4) of the Tax Act (a "Section 116(4) Certificate") in respect of the disposition of the Non-Resident Purchase Shares, then the Section 116 Escrow Agent will promptly pay the Withheld Amount to the Non-Resident Seller, together with any interest or other income earned on the Withheld Amount to the date of that payment (net of any applicable Taxes).

      (c) If Purchaser has withheld any amount payable to a Non-Resident Seller under the provisions of this Section 1.5 and no Section 116(2) Certificate or
Section 116(4) Certificate has been delivered to the Purchaser by the Non-Resident Seller in accordance with Section 1.5(b), then the Withheld Amount in respect of such Non-Resident Seller will be remitted by the Section 116 Escrow Agent to the Receiver General for Canada as contemplated by Subsection 116(5) of the Tax Act on the 30th day after the end of the month in which Closing occurs (the "Remittance Date"), and the amount so remitted will be credited to Purchaser on account of the amount payable to the Non-Resident Seller by the Purchaser in respect of the Purchase Price; provided, however, that if the Canada Revenue Agency confirms in writing on or before the Remittance Date that Purchaser may continue to hold the Withheld Amount until a later date or event without adverse consequences to the Purchaser, then the
Section 116 Escrow Agent will continue to hold that amount on the terms and conditions of this Section 1.5, and on the terms outlined in the confirmation from the Canada Revenue Agency, if any, and the Certificate Date and the Remittance Date will be deemed to have been extended until that later date or event specified by the Canada Revenue Agency. Any interest or other income earned in connection with the Withheld Amount from Closing to the Remittance Date (net of any applicable Taxes) will be paid promptly by the Section 116 Escrow Agent to the Non-Resident Seller upon the release or remittance of the Withheld Amount.

      (d) If, following Closing, the Canada Revenue Agency indicates, in respect of a particular Non-Resident Seller, that a Section 116(2) Certificate with a certificate limit in an amount which is not less than the Non-Resident Purchase Price or a Section 116(4) Certificate will be issued in respect of the disposition of Non-Resident Purchase Shares upon the payment of an amount (the "Tax Amount") that does not exceed the applicable Withheld Amount, then the
Section 116 Escrow Agent will remit the Tax Amount to the Receiver General for Canada as payment of the Tax Amount (and the amount so remitted will be credited to Purchaser as payment on account of the amount owing to the applicable Non-Resident Seller in respect of the Purchase Price). Upon delivery of such certificate, the Section 116 Escrow Agent shall release the Withheld Amount to the applicable Non-Resident Seller (plus any interest or other income earned thereon, net of any applicable Taxes), less the Tax Amount.

      1.6 Credit Obligations. At the Closing, Rand shall cause, including through capital contributions or loans to the Company and/or any Subsidiaries by Purchaser or Rand, (i) an amount sufficient to pay and retire all Indebtedness of the Company and each Subsidiary to the parties listed on Exhibit 8, in each case to be paid in full in accordance with the prescribed terms thereof (the "Payoff Amount") and (ii) $750,000 to be available to Grand River to satisfy the Redemption Price.


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      1.7 Shareholder Approval.

      (a) Rand shall, within ten (10) days of its receipt of (x) all required information for inclusion in the Proxy Statement (as hereinafter defined) from the Company and the Subsidiaries and (y) the consent of Deloitte & Touche LLP with respect to the inclusion in the Proxy Statement of the audited financial statements of the Company and the Subsidiaries prepared by Deloitte & Touche LLP, file with the Securities and Exchange Commission (the "SEC") a proxy statement in preliminary form or such other form, statement or report as may be required under the federal securities laws (such proxy statement or such other form, and any amendments or supplements thereto (the "Proxy Statement")) relating to a shareholders meeting (the "Shareholder Meeting") to be held by Rand to obtain Shareholder Approval (as hereinafter defined). Rand shall duly call, give notice of, convene and hold the Shareholder Meeting and solicit proxies as promptly as reasonably practicable in accordance with applicable law for the purpose of seeking Shareholder Approval. "Shareholder Approval" shall mean (i) the affirmative vote of the holders of a majority of the shares of the issued and outstanding voting stock of Rand in favor of the transactions contemplated by this Agreement and (ii) the holders of less than 20% of the common stock issued in Rand's initial public offering ("IPO Shares") shall have exercised their conversion rights with respect to their shares of common stock in connection with such vote, all in accordance with, and as required by, Rand's Certificate of Incorporation.

      (b) Rand agrees that the Proxy Statement will comply in all material respects with all of the requirements of the Exchange Act and Rand will ensure that the Proxy Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Rand with respect to information supplied in writing by the Company or the Sellers expressly for inclusion in the Proxy Statement. Rand shall promptly correct any information provided by it for use in the Proxy Statement if and to the extent that such information becomes false or misleading and shall take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and disseminated to its shareholders, in each case as and to the extent required by the Exchange Act. Rand shall give Sellers and their counsel a reasonable opportunity (but no more than 5 Business Days) to review and comment on the Proxy Statement, and any amendments or supplements thereto, prior to the filing of any such documents with the SEC and Rand will give due consideration to Sellers' comments. Rand will provide to Sellers and their counsel any comments that Rand or its counsel may receive from the SEC or its staff, whether written or oral, with respect to the Proxy Statement promptly after receipt of any such comments. Rand will use its reasonable best efforts to respond to any comments received from the SEC or its staff.

      (c) Sellers will cause the Company to ensure that none of the information regarding the Company or its Subsidiaries supplied by (or at the request or direction of) Sellers, the Company or any Subsidiary expressly for inclusion in the Proxy Statement (including any information included in the Seller Disclosure Schedule and the Consolidated Financial Statements (as hereinafter defined)) will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they were made, not misleading. If at any time prior to Closing, a change in such information which would make the preceding sentence incorrect should be discovered by the Sellers, the Sellers will promptly notify Rand of such change and promptly cause the Company to amend any such information. Rand shall promptly correct any such information in the Proxy Statement and shall take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and disseminated to its shareholders, in each case as and to the extent required by the Exchange Act. The Sellers shall, and shall cause the Company and Subsidiaries to, reasonably cooperate with Rand in its preparation of the Proxy Statement and the filing of the Proxy Statement with the SEC.

      (d) The Sellers will cause the Company and the Subsidiaries to use its commercially reasonable efforts to obtain the auditors' consents to the inclusion of the Consolidated Financial Statements in the Proxy Statement, and to otherwise provide as soon as reasonably practicable any information about the Company and the Subsidiaries required by the Exchange Act reasonably sufficient to permit Rand to prepare and file the Proxy Statement.

      (e) Rand acknowledges that prior to the Closing, Rand shall not publicly disclose the Seller Disclosure Schedule as part of the Proxy Statement or otherwise, subject to applicable law, and taking into account the confidentiality measures available at law.

      (f) Rand, through its board of directors, shall recommend to its shareholders that they give the Shareholder Approval and, subject to applicable Law and the exercise of its fiduciary duties (in the good faith judgment of its board of directors based on the advice of independent legal counsel), shall not withdraw or modify its recommendation. Rand shall use its reasonable best efforts to obtain the Shareholder Approval.

      1.8 Actions Simultaneous. For purposes of agreement of the parties hereto, all actions to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed and delivered simultaneously and no actions shall be deemed to have been taken nor shall any documents be deemed to have been executed and delivered until all actions have been taken and all documents have been executed and delivered.

                                  ARTICLE II.

                         REPRESENTATIONS AND WARRANTIES
               OF THE SELLERS WITH RESPECT TO THE PURCHASE SHARES

      Each Seller, severally but not jointly, hereby represents and warrants to Purchaser and Rand as to such Seller and the Purchase Shares owned by such Seller, and each such Seller acknowledges and confirms that Purchaser is relying upon such representations and warranties in entering into this Agreement and purchasing the Purchase Shares, as follows:

      2.1 Authority; Execution and Delivery; Enforceability. Each Seller has full power, authority and capacity to execute and deliver this Agreement and, to the extent a party thereto, the Related Agreements, to perform such Seller's respective obligations hereunder and under such Related Agreements and to consummate the transactions contemplated hereby and by such Related Agreements. Each of this Agreement and (when executed) the Related Agreements has been (or will be) duly executed and delivered by such Seller (to the extent a party thereto), and constitutes (or will, when executed, constitute) the legal, valid and binding obligation of such Seller (to the extent a party thereto), enforceable against such Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

      2.2 Non-Contravention. Except as set forth in the Seller Disclosure Schedule, the execution and delivery of this Agreement and the Related Agreements by such Seller (to the extent a party thereto) does not, and the consummation of the transactions contemplated hereby and by such Related Agreements and compliance with the terms hereof and of such Related Agreements, will not (or would not with the giving of notice or the passage of time):

      (a) constitute a default under or a violation or breach (with or without notice) of, result in the acceleration of any obligation under, any provision of any contract or other instrument to which such Seller is a party or result in the termination or revocation of any authorization held by any Seller necessary to the ownership of the Purchase Shares;

      (b) violate any Order or any Law affecting such Seller;

      (c) violate or contravene the terms or provisions of the articles or certificate of incorporation or amalgamation, by-laws or similar formation or organizational documents of any Seller which is not an individual;

      (d) result in the creation of any Lien on such Seller's Purchase Shares;
or

      (e) allow any other Person to exercise any rights under any of such Seller's governing documents, shareholders agreements, bylaws or resolutions of its board of directors or shareholders.

      2.3 Title to Purchase Shares. Each Seller has (or upon exercise of its conversion rights under a Convertible Note will have) good and valid title to the Purchase Shares owned (or upon conversion of Convertible Notes to be owned) by such Seller as set forth on the Seller Disclosure Schedule, free and clear of all Liens, other than as set forth in the Seller Disclosure Schedule. Upon completion of the transactions contemplated by this Agreement and the Related Agreements, Purchaser will have legal and beneficial, good and valid title to each of the Purchase Shares owned by such Seller, free and clear of all Liens, other than as set forth in the Seller Disclosure Schedule. No Seller is bound by any contract, agreement, arrangement, commitment or understanding (written or oral) with, and has not granted any option or right currently in effect or which would arise after the date hereof to, any Person other than Purchaser with respect to the acquisition of any of such Seller's Purchase Shares.

      2.4 [Intentionally Omitted].

      2.5 Litigation and Claims. There is no Action pending or, to the Knowledge of such Seller, threatened, against or affecting such Seller that could reasonably be expected to affect (i) such Seller's ability to consummate the transactions contemplated hereby or by the Related Agreements (to the extent a party thereto) or (ii) Purchaser's title to the Purchase Shares acquired from such Seller.

      2.6 No Finder. Except as set forth in the Seller Disclosure Schedule, no Seller nor any party acting on such Seller's behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary (other than counsel) for or on account of the transactions contemplated hereby or by the Related Agreements.

      2.7 Residency of Sellers. The residency of each Seller as at Closing is listed on Exhibit 9.

                                  ARTICLE III.

        REPRESENTATIONS AND WARRANTIES OF THE SELLERS WITH RESPECT TO THE
                            COMPANY AND SUBSIDIARIES

      Each of the Sellers, jointly and severally, hereby represents and warrants to Purchaser and Rand and each Seller acknowledges and confirms that Purchaser is relying upon such representations and warranties in entering into this Agreement and purchasing the Purchase Shares, as follows:

      3.1 Organization; Good Standing. The Company is a corporation formed by amalgamation and is duly organized, validly existing and in good standing under the Laws of Canada. The Company has full corporate power and authority to conduct all of the business and activities conducted by it, and to own or lease and operate all of the assets owned or leased by it; and is duly licensed, registered or qualified to do business and is in good standing as a foreign (or extra-provincial) corporation in all jurisdictions in which the nature of the business and activities conducted by it, and/or the character of the assets owned or leased by it, makes such qualification or license necessary, each of which jurisdictions is listed on the Seller Disclosure Schedule.

      3.2 Subsidiaries; Equity Interests.

      (a) The Seller Disclosure Schedule contains a complete list of each of the Company's direct or indirect Subsidiaries. Each such Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation, each of which is listed on the Seller Disclosure Schedule. Each Subsidiary has full corporate power and authority to conduct all of the business and activities conducted by it, and to own or lease and operate all of the assets owned or leased by it; and is duly licensed or qualified to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of the business and activities conducted by it, and/or the character of the assets owned or leased by it, makes such qualification or license necessary, each of which jurisdictions is listed on the Seller Disclosure Schedule.

      (b) Except as set forth in the Seller Disclosure Schedule, neither the Company nor any Subsidiary, directly or indirectly, owns any capital stock of or other equity interests in any Person.

      (c) The representations and warranties of Grand River set forth in Article III of the Redemption Agreement are true and correct as if fully set forth herein.

      3.3 Non-Contravention. The execution and delivery of this Agreement and the Related Agreements by the Sellers does not, and the consummation of the transactions contemplated hereby and by such Related Agreements and compliance with the terms hereof and of such Related Agreements, will not (or would not with the giving of notice or the passage of time):

      (a) except as set forth in the Seller Disclosure Schedule, constitute a default under or a violation or breach (with or without notice) of, or result in the acceleration of any obligation of the Company or any Subsidiary under, or change in any right or obligation of, the Company, any Subsidiary or counterparty under, any provision of any Contract to which the Company or any Subsidiary is a party or result in the termination or revocation of any authorization held by the Company or any Subsidiary or necessary to the ownership of the Purchase Shares or the operation of the business of the Company or any Subsidiary;

      (b) violate any Order or any Law affecting the Company or any Subsidiary, or the assets of the Company or any Subsidiary;

      (c) violate or contravene the terms or provisions of the articles or certificate of incorporation or amalgamation, by-laws or similar formation or organizational documents of the Company or any Subsidiary; or

      (d) result in the creation of any Lien on any of the assets of the Company or any Subsidiary.

      3.4 Corporate Documents. The Sellers have made available to Purchaser complete and correct copies of the articles or certificate of incorporation or amalgamation, as applicable, by-laws and other organizational documents and stock transfer books of the Company and each Subsidiary. Except as set forth on the Seller Disclosure Schedule, there are no unanimous shareholder agreements or declarations affecting the Company or any Subsidiary. The Sellers have made available to Purchaser copies of all minute books and all other existing records of any meeting of the board of directors or other similar governing body (and any committee thereof) or shareholders of the Company and each Subsidiary, which minute books and records are complete and correct in all material respects.

      3.5 Capitalization; Options. The Seller Disclosure Schedule sets forth for the Company and each Subsidiary the amount of its authorized capital stock, the amount of its outstanding capital stock and the shareholders of record in respect of its outstanding capital stock. All the outstanding shares of capital stock of the Company and each Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable, free and clear of all Liens, other than pledges set forth in the Seller Disclosure Schedule, each of which will be fully released as at the Closing. Except as set forth on the Seller Disclosure Schedule, there are no outstanding subscriptions, warrants, options, contracts, rights (preemptive or otherwise), calls, demands or commitments of any character binding on the Company or any Subsidiary relating to any authorized and issued or unissued shares of capital stock of the Company or any Subsidiary, or other instruments binding on the Company or any Subsidiary convertible into or exchangeable for such stock, or which obligate the Company or any Subsidiary to seek authorization to issue additional shares of any class of stock, nor will any be created by virtue of this Agreement or the Related Agreements or the transactions contemplated hereby or by the Related Agreements. Upon conversion of the Convertible Notes, the Purchase Shares will constitute all of the outstanding shares of capital stock of the Company. The GR Shares constitute all of the outstanding shares of capital stock of Grand River which are not owned by the Company, and upon completion of the transactions under the Redemption Agreement, the 10 common shares of Grand River owned by the Company will constitute all of the issued and outstanding shares of capital stock of Grand River. None of the Purchase Shares or the shares of capital stock of any Subsidiary were (or, with respect to Purchase Shares to be issued upon conversion of the Convertible Notes, will be) issued in violation of any applicable Laws.

      3.6 Consents and Approvals. Except as set forth in the Seller Disclosure Schedule and the requirements under the Competition Act and Investment Canada Act, no consent, approval, waiver, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority, and no consent, approval, waiver or other similar authorization of any other Person (including without limitation any Person who is a party to a Contract binding on or affecting the Company or any Subsidiary or any Seller), is required to be obtained by or on behalf of the Company or any Subsidiary or any Seller, as the case may be, as a result of, or in connection with, or as a condition of the lawful execution, delivery and performance of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby and by such Related Agreements.

      3.7 Title to Assets.

      (a) Except as set forth in the Seller Disclosure Schedule, the Company and each Subsidiary has good and valid title to all of the properties and assets (whether tangible or intangible) that it purports to own, free and clear of all Liens (other than Permitted Liens), including, without limitation, all of the tangible assets reflected on the balance sheets included in the Financial Statements as of March 31, 2005, other than assets disposed of since such date in the ordinary course of business consistent with past practice.

      (b) Except as set forth in the Seller Disclosure Schedule, none of the Sellers or any Restricted Persons (other than the Company and the Subsidiaries) own any assets primarily used in or necessary to conduct the business of the Company or its Subsidiaries.

      (c) All of the tangible personal property of the Company and the Subsidiaries (other than the Vessels, which are covered under Section 3.21 and not this Section 3.7(c)) is in good working order and condition, reasonable wear and tear excepted and is suitable for the use to which they are being put. All of the leased personal property of the Company and its Subsidiaries is in the condition reasonably required of such property by the terms of the lease applicable thereto during the relevant term of the lease. None of such tangible personal property is in need of maintenance or repairs, except as shown in the Seller Disclosure Schedule and except for ordinary routine maintenance and repairs consistent with past practice.

      (d) Except as set forth in the Seller Disclosure Schedule, no Person has any written or oral agreement, option, understanding or commitment, or any right or privilege (whether at law, by contract or otherwise) capable of becoming such for the purchase or other acquisition from the Company or the Subsidiaries of any assets other than in the ordinary course.

      3.8 Real Property.

      (a) Neither the Company nor any of its Subsidiaries holds the fee or the equity of redemption in, or any other power to control the disposition of, or any beneficial or other ownership interest whatsoever in any real property.

      (b) The Seller Disclosure Schedule lists all Real Property Leases, expiry dates and base rental amounts. Complete and correct copies of each Real Property Lease have been provided to Purchaser. Each Real Property Lease is in full force and effect, has not been amended and is a legal, valid and binding agreement, enforceable in accordance with its terms, of the Company or its Subsidiaries and, to the Knowledge of Sellers, of each other Person that is a party thereto. Neither the Company nor any Subsidiary has received written notice of any, and to the knowledge of the Company there is no, default (or any condition or event which, after notice or lapse of time or both, would constitute a default) thereunder which remains uncured. Neither the Company nor any Subsidiary has assigned or transferred all or any portion of its interests in the Real Property Leases. Neither the Company nor any Subsidiary has subleased to any Person any of the real property which is the subject of any Real Property Lease. There are no disputes under any of the Real Property Leases in relation to the state of repair of the premises demised or otherwise. Each Real Property Lease has not been assigned or encumbered by the Company or any Subsidiary. There are no letters or other documents signed by the Company or any of its Subsidiaries under each Real Property Lease waiving or releasing any of the tenant's material rights or making material accommodations of any kind.

      (c) To Sellers' Knowledge, there is no proceeding pending or threatened for the taking or condemnation of all or any portion of the premises demised under the Real Property Leases. The Company and its Subsidiaries hold a valid and existing leasehold interest under the Real Property Leases, free and clear of any Liens (except Permitted Liens), except for real property Taxes, if any affecting properties of which the premises demised under the Real Property Leases form a part, not yet due and payable. There is no brokerage commission or finder's fee due from the Company or any Subsidiary and unpaid with regard to any of the Real Property Leases, or which will become due at any time in the future with regard to any Real Property Lease.

      (d) Except as set forth on the Seller Disclosure Schedule, the premises demised under the Real Property Leases are adequate and sufficient for the current operations of the Company's and Subsidiaries' business.

      (e) Neither the Company nor any Subsidiary has received any written notice that any portion of any of the security deposits under the Real Property Leases has been applied or retained by the lessor or licensor or sublessor thereunder. Neither the Company nor any Subsidiary has, in the last five years, with respect to any Real Property Lease, (i) made, asserted or has any defense, set off or counterclaim, (ii) claimed or is entitled to "free" rent, rent concessions, rebates or rent abatements, or (iii) has questioned or disputed its share of any additional rent or other charges required to be paid under such Real Property Lease. Except as set forth in the Seller Disclosure Schedule, neither the Company nor any Subsidiary has exercised any option granted to it under any such

Real Property Lease to (A) cancel or terminate such Real Property Lease or lessen the term thereof, (B) renew or extend the term thereof or (C) take additional space. There are no written or oral promises, understandings or commitments between the Company or any Subsidiary, on the one hand, and each other Person that is a party to such Real Property Lease, on the other hand, other than those contained in such Real Property Lease.

      (f) Neither the Company nor any Subsidiary has received written notice that the premises demised under each of the Real Property Leases and the uses presently made thereof (including the number of parking and loading spaces, if applicable, provided on the premises) contravene any applicable Laws and, to the Knowledge of the Sellers, there are no outstanding work orders, deficiency notices, action request notices or other notifications of non-compliance or contravention of the premises or any part thereof, and to the Knowledge of the Sellers, there are no active municipal files in regard to any of the said premises and the building and other improvements upon each of the said premises have been constructed in accordance with permits issued by the local municipality.

      (g) To the Knowledge of the Sellers, the premises demised by each of the Real Property Leases is fully serviced, including storm and sanitary sewers, hydro, water, gas, telephone and paved roads, and each of the said premises has free and unfettered access to and from said roads by existing entrances and exits without requiring any permit therefor from any Governmental Authority.

      (h) Except as set forth on the Seller Disclosure Schedule, none of the Real Property Leases prohibits or requires a consent for a change in the voting control of the tenant thereunder.

      3.9 Employment and Labor Related Agreements and Actions

      (a) The Seller Disclosure Schedule contains a complete and correct list, as of the date hereof of the directors and the officers of the Company and each Subsidiary.

      (b) The Seller Disclosure Schedule contains a complete and correct list of all employees of the Company and any Subsidiary, together with the employees' titles, current wages, salaries, hourly or daily rate of pay, bonus entitlement, date of hire, primary work location and all Contracts (other than common law contracts in respect of Canadian Employees) currently in effect with current or former employees, consultants, or independent contractors of the Company and each Subsidiary, in each case which provides for payments in excess of $25,000 per annum or $100,000 in the aggregate.

      (c) All employees of the Company or any Subsidiary whose primary work location is in the United States are employees of the Subsidiaries ("US Employees") and, except as set forth in the Seller Disclosure Schedule:

            (i) none of the US Employees of the Company or any Subsidiary is represented by a labor union or organization, no labor union or organization is certified or recognized as a representative of any such employees, and neither the Company, nor any Subsidiary, is a party to or has any obligation under any collective bargaining agreement or other labor union contract or side agreement with any labor union or organization, or has any obligation to recognize or deal with any labor union or organization, with respect to any US Employees, and there are no such contracts or side agreements pertaining to or which determine the terms or conditions of employment of any US Employee;

            (ii) to the Knowledge of the Sellers, there are no pending or threatened representation campaigns, elections or proceedings or questions concerning union representation involving any US Employees;

            (iii) to the Knowledge of the Sellers, there are no present activities or efforts of any labor union or organization (or representatives thereof) to organize any US Employees, nor any demands for recognition or collective bargaining, nor any strikes, slowdowns or work stoppages of any kind or, to the Knowledge of the Sellers threats thereof, and no such activities, efforts, demands, strikes, slowdowns or work stoppages have occurred since January 1, 2003;

            (iv) neither the Company nor any Subsidiary has engaged in, admitted committing or been held in any administrative or judicial proceeding to have committed any unfair labor practice in respect of any US Employee under the National Labor Relations Act, as amended, or any other applicable Law, and there are no unfair labor practice charges or complaints pending or, to the Knowledge of the Sellers, threatened, against the Company or any Subsidiary in respect of such employees;

            (v) there are no controversies, claims, demands or grievances pending or, to the Knowledge of Sellers, threatened between the Company or any Subsidiary and any US Employees or any actual or claimed representative thereof;

            (vi) the Company and each Subsidiary has at all times complied and is in compliance with all applicable Laws respecting employment, wages, hours, compensation, occupational health and safety, and payment and withholding of Taxes in connection with employment of US Employees, and neither the Company, nor any Subsidiary, is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing;

            (vii) there are no claims, complaints or legal or administrative proceedings pending or, to the Knowledge of the Sellers, threatened against the Company or any Subsidiary before any federal, provincial, state or municipal court or any other Governmental Authority involving or relating to any past or present US Employees or applicants for employment of the Company or any Subsidiary, or relating to any acts, omissions or practices of the Company or any Subsidiary relating to discrimination, harassment, wage payment, overtime and hours of work, workplace safety or any other employment-related issues. Neither the Company nor any Subsidiary is a party to or bound by any Order respecting the employment or compensation of any US Employees or prospective employees of the Company or any Subsidiary, other than garnishments of employee wages obtained by third parties. There are no pending investigations or abatement orders and no citations issued within the past 3 years by the Occupational Safety and Health Administration or any other Governmental Authority relating to the Company or any Subsidiary;

            (viii) the Company and each Subsidiary has paid in full to all US Employees, or accrued on its books, all wages, salaries, commissions, bonuses, benefits and other compensation due to such employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other applicable Law;

            (ix) neither the Company nor any Subsidiary is closing, or since January 1, 2003, has closed any Facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program affecting US Employees, nor has the Company or any Subsidiary planned or announced any such action or program for the future; and

            (x) the Company and each Subsidiary is in compliance with its obligations pursuant to WARN, and all other notification and bargaining obligations arising under any collective bargaining agreement or Law.

      (d) All employees of the Company or any Subsidiary whose primary work location is in Canada are employees of the Company ("Canadian Employees"), and, except as set forth in the Seller Disclosure Schedule:

            (i) none of the Canadian Employees is represented by an employee association, labor union or other organization; no employee association, labor union or other organization has been certified or recognized as a representative of any such Canadian Employees, and neither the Company nor any Subsidiary is a party to or has any obligation under any collective bargaining agreement or other contract or side agreement with any employee association, labor union or organization, or has any obligation to recognize or deal with any employee association, labor union or organization, and there are no such contracts or side agreements pertaining to or which determine the terms or conditions of employment of any Canadian Employee;

            (ii) to the Knowledge of the Sellers, there are no pending or threatened representation campaigns, elections or proceedings concerning an employee association or union representation involving any of the Canadian Employees;

            (iii) to the Knowledge of the Sellers, there are no present activities or efforts of any employee association, labor union or organization (or representatives thereof) to organize any of the Canadian Employees, nor any demands for recognition or collective bargaining, nor any strikes, slowdowns or work stoppages or, to the Knowledge of the Sellers, threats thereof, and no such activities, efforts, demands, strikes, slowdowns or work stoppages have occurred since January 1, 2003;

            (iv) neither the Company, nor any Subsidiary, has engaged in, admitted committing or been held in any administrative or judicial proceeding to have committed any unfair labor practice in the past ten years in respect of Canadian Employees under the Canada Labour Code, as amended, or pursuant to any other applicable Law, and, to the Knowledge of the Sellers, there are no unfair labor practice charges or complaints pending or, threatened, against the Company or any Subsidiary in respect of such employees;

            (v) there are no Actions pending or, to the Knowledge of the Sellers, threatened between the Company or any Subsidiary and any of the Canadian Employees or any actual or claimed representative thereof;

            (vi) the Company and each Subsidiary has at all times complied and is in compliance with all applicable Laws respecting employment, wages, hours, compensation, human rights, employment equity, pay equity, health and safety, and payment and withholding of Taxes in connection with employment, and neither the Company, nor any Subsidiary, is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing;

            (vii) there are no Actions pending or, to the Knowledge of the Sellers, threatened against the Company or any Subsidiary before any Governmental Authority involving or relating to any Canadian Employees or applicants for employment of the Company or any Subsidiary, or relating to any acts, omissions or practices of the Company or any Subsidiary relating to discrimination, harassment, wage payment, overtime and hours of work, workplace safety or any other employment-related issues;

            (viii) neither the Company, nor any Subsidiary, is a party to or bound by any Order of any kind respecting the employment or compensation of any Canadian Employees or prospective Canadian Employees of the Company or any Subsidiary, other than garnishments of wages obtained by third parties;

            (ix) there are no pending Actions or Orders and no Orders issued within the past 6 years pursuant to any occupational health and safety or other employment-related Laws by any Governmental Authority relating to the Company or any Subsidiary;

            (x) the Company and each Subsidiary has paid in full to all of the Canadian Employees, or accrued on its books, all wages, salaries, commissions, bonuses, benefits and other compensation due to such Canadian Employees or otherwise arising under any policy, practice, agreement, plan, program, statute or other applicable Law (but not including amounts that would be paid in the event of any termination of any Canadian Employee);

            (xi) no Canadian Employee is on short-term disability leave, long-term disability leave, any other sort of statutory leave, extended leave of absence, or is receiving benefits pursuant to workplace safety and insurance Laws;

            (xii) there are no written employment contracts, consulting agreements, independent contractor agreements or other legally binding arrangements with any Canadian Employees, there are no contracts of employment, consulting agreements, independent contractor agreements or other legally binding arrangements entered into with any Canadian Employee which are not terminable on the giving of reasonable notice in accordance with applicable Laws, and none of the Canadian Employees have any non-competition or non-solicitation or other restrictive covenant agreements;

            (xiii) there are no written employment manuals, policies, plans, guides, handbooks or instruction booklets that set out any terms or conditions of employment for any of the Canadian Employees; and

            (xiv) all current assessments pursuant to any workplace safety and insurance Laws in relation to the Company or any Subsidiary have been paid or accrued, and neither the Company nor any Subsidiary have been subject to any special or penalty assessment under any such legislation which has not been paid. No critical fatal accidents have occurred since 2000, nor have there been any increase in any assessments or surcharges since 2000 in respect of any Canadian Employees (other than periodic increases in respect of New Experimental Experience Rating ("NEER") assessments under the Workplace Safety and Insurance Act (Ontario)).

      3.10 Contracts.

      (a) The Seller Disclosure Schedule contains a complete and correct list of all Contracts that involve payments by, or to, the Company and/or any Subsidiary, of more than $50,000 per annum or $100,000 in the aggregate and all Contracts without regard to dollar amount, or such lower amount expressly set forth, in the following categories:

            (i) commitments or agreements for services for which a prepayment or advance has been made to, or by, or on behalf of, the Company or any Subsidiary in excess of $10,000 per commitment or agreement or $50,000 in the aggregate;

            (ii) partnership or joint venture Contracts or arrangements or any other agreements involving a sharing of revenue or profits;

            (iii) Contracts restricting the Company or any Subsidiary from carrying on its business or activities, as the case may be, in its usual and customary manner in any jurisdiction, including, without limitation, restricting the Company or any Subsidiary from hiring or soliciting any Person, or operating its assets at maximum capacity;

            (iv) any non-competition agreements in favor of the Company or any Subsidiary (other than employment or consulting agreements);

            (v) except as set forth in clause (xi) below, each Contract between the Company or any Subsidiary, on the one hand, and any Affiliate of the Company or any Subsidiary, on the other hand;

            (vi) any Contracts for the sale or other disposition by the Company or any Subsidiary of any of its assets, or the acquisition by the Company or any Subsidiary of any assets, in excess of $10,000 other than in the ordinary course of business, consistent with past practice, and in no event in excess of $50,000;

            (vii) any Contracts relating to the leasing or chartering of any material assets of the Company or any Subsidiary to or from any third party;

            (viii) any Contract that (a) limits or contains restrictions on the ability of the Company or any Subsidiary to declare or pay dividends on, or to make any other distribution in respect of or to issue or purchase, redeem or otherwise acquire its capital stock, or to incur Indebtedness, or to incur or suffer any Lien, to purchase or sell any of assets or properties, to change the lines of business in which it participates or engages or to engage in any Business Combination, or (b) require the Company or any Subsidiary to maintain specified financial ratios or levels of net worth or other indicia of financial condition;

            (ix) any Contract relating to Indebtedness incurred or accrued by, or credit provided to, the Company or any Subsidiary;

            (x) any Contract of support, indemnification or assumption or any similar commitment with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

            (xi) any letters of credit, any currency exchange, commodities or other hedging arrangement or capitalized leases which will not be satisfied at or prior to Closing;

            (xii) each outstanding loan or advance made by the Company or any Subsidiary to any director, officer, employee, stockholder or other Affiliate of the Company or any Subsidiary (other than any intercompany indebtedness reflected in the financial statements of the Company or any Subsidiary and any business-related advances to employees made in the ordinary course of business, consistent with past practice and in an amount not in excess of $5,000 per employee or $50,000 in the aggregate); and

            (xiii) any Contract with any Restricted Person or any Contract made out of the ordinary course of business and not consistent with past practice.

      (b) Except as set forth in the Seller Disclosure Schedule, the Company and each Subsidiary has, with respect to all Contracts required to be listed in any Schedule to this Agreement, delivered to the Purchaser all copies thereof which are true, correct and complete as to all material terms and has performed all obligations required to be performed by it, and is entitled to all benefits under and is not in default under, any such Contract, and each such Contract is in full force and effect, unamended, and, to the Knowledge of the Sellers, no other party to any such Contract is in default in any material respect under any such Contract. Except as set forth in the Seller Disclosure Schedule, no event has occurred (including the performance of this Agreement) which, with the lapse of time or the giving of notice or both, would constitute a default by the Company or any Subsidiary, or, to the Knowledge of the Sellers, by any other party to any such Contract. For purposes of this Section 3.10(b), representations that are qualified by Knowledge with respect to another party's compliance shall be deemed not to include the Knowledge qualifier if such other party to the Contract is an Affiliate or GR Holdings or an Affiliate of GR Holdings.

      (c) Except as set forth in the Seller Disclosure Schedule, to the Knowledge of the Sellers, the Company and each Subsidiary has, with respect to all Contracts other than those required to be listed in any Schedule to this Agreement, performed the obligations required to be performed by it, and is entitled to all benefits under and is not in default under, any such Contract, and to the Knowledge of the Sellers each such Contract is in full force and effect, unamended, and, to the Knowledge of the Sellers, no other party to any such Contract is in default in any material respect under any such Contract. Except as set forth in the Seller Disclosure Schedule, to the Knowledge of the Sellers no event has occurred (including the performance of this Agreement) which, with the lapse of time or the giving of notice or both, would constitute a default by the Company or any Subsidiary, or, to the Knowledge of the Sellers, by any other party to any such Contract.

      (d) Except as set forth in the Seller Disclosure Schedule, all Contracts binding upon or affecting the Company or any Subsidiary have been entered into on an arm's length basis (within the meaning of the Tax Act). Other than as set forth in the Seller Disclosure Schedule, since March 31, 2005, there has been no repayment, forgiveness or other release by or in respect of the Company or any Subsidiary of debt owed by or to any Restricted Person.

      3.11 Intellectual Property.

      (a) For the purposes of this Agreement, "Intellectual Property Rights" shall mean (i) all trademarks, service marks, trade dress, design marks, logos, trade names, domain names, web-sites, brand names and corporate names, whether registered or unregistered, active or inactive, together with all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (ii) all inventions and designs (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (iii) all artwork, photographs, advertising and promotional materials and computer software and all copyright applications, registrations and renewals in connection therewith, (iv) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information), and (v) all other rights in all of the foregoing, including such rights as are provided by treaties, conventions and common law; and (vi) all rights to pursue, recover and retain damages and costs and attorneys' fees for past, present and future infringement of any of the foregoing, in each instance owned or used by the Company or any Subsidiary. Notwithstanding the foregoing, the definition of "Intellectual Property Rights" shall exclude any "off the shelf" computer software.

      (b) The Seller Disclosure Schedule sets forth a complete and correct list of all: (i) subsisting registrations and applications for registration in the name of the Company or any Subsidiary for trademarks, service marks, trade names, corporate names, brand names, logos, domain names, patents and copyrights included in the Intellectual Property Rights; (ii) material unregistered and/or common law Intellectual Property Rights and (iii) pending Actions (including, without limitation, those in Patent and Trademark Offices and courts) directly related to any Intellectual Property Rights and material Actions threatened in writing within the six years in respect of patents, and the three years in respect of any other Intellectual Property Rights, in each case, prior to the date of this Agreement (e.g., via cease-and-desist letters) directly relating to any Intellectual Property Rights.

      (c) The Company and/or a Subsidiary owns, beneficially owns and/or is licensed or otherwise have the right to use, all Intellectual Property Rights necessary to conduct, or material to, the businesses of the Company and the Subsidiaries as they are currently conducted, in each case free and clear of all Liens. All applications and registrations for Intellectual Property Rights as set forth in the Seller Disclosure Schedule, are valid, subsisting, in full force and effect; have not been assigned and have been properly maintained by the filing of all necessary declarations and renewals. Except as disclosed in the Seller Disclosure Schedule, and to the Knowledge of Sellers, there is no Intellectual Property Right necessary to conduct or material to the businesses of the Company or any Subsidiary as currently conducted whether used by the Company or any Subsidiary or any Person authorized by any of the foregoing that is not owned, or beneficially owned, by the Company or any Subsidiary or that the Company or any such Subsidiary is not properly authorized to use. Except as disclosed in the Seller Disclosure Schedule, the Company and/or a Subsidiary has taken commercially reasonable actions to maintain and protect in all material respects each material item of Intellectual Property Rights used by the Company or any Subsidiary in the ordinary course of business.

      (d) The continued operation of the business of the Company and its Subsidiaries as presently conducted does not infringe, misappropriate or make unauthorized use of any Intellectual Property Rights of third parties. Except as disclosed in the Seller Disclosure Schedule, there are no Actions pending or threatened in writing that allege that the use or exploitation of the Intellectual Property Rights infringes, misappropriates or constitutes the unauthorized use of any Intellectual Property Rights of third parties. To the Knowledge of Sellers, and except as disclosed in the Seller Disclosure Schedule, the Intellectual Property Rights are not being infringed by any Person. Except as disclosed in the Seller Disclosure Schedule, there are no Actions pending for which notice has been provided to any Seller, the Company or any Subsidiary, or Actions threatened in writing, challenging the Company's or any Subsidiary's ownership of, right to use, or the validity or enforceability or patentability of any Intellectual Property Rights.

      (e) Neither the Company nor any Subsidiary is in breach of or default, or is alleged in any written notice which it has received, to be in breach of or default under any Contract with respect to Intellectual Property Rights, nor has an event or condition occurred (or been alleged by any other party in writing to have occurred) which would constitute a breach or event of default on the part of the Company or any Subsidiary or would provide a basis for a valid claim, acceleration, additional fees or termination by any other party under any Contract with respect to Intellectual Property Rights. Except as disclosed in the Seller Disclosure Schedule, to the Knowledge of Sellers, no other party is in breach of or default, in any material respect, under any Contract with respect to Intellectual Property Rights, nor, to the Knowledge of Sellers, has any event or condition occurred (or been alleged by any other party in writing to have occurred) which would constitute a material breach or event of default on the part of such other party under any such Contract. Except as disclosed in the Seller Disclosure Schedule, no material waiver or deferral of enforcement of the rights or benefits of the Company or any Subsidiary has been provided under any Intellectual Property Rights Contract since January 1, 2002. Except as disclosed in the Seller Disclosure Schedule, the consummation of the transactions contemplated hereby and the Related Agreements shall not result in the loss or impairment of the Company's or any Subsidiary's rights in the Intellectual Property Rights.

      (f) Neither the Company nor any Subsidiary has given to any Person an indemnity in connection with any Intellectual Property Right, other than indemnities that, individually or in the aggregate, would not reasonably be expected to result in liability to the Company or any Subsidiary in excess of $50,000, except as otherwise disclosed in the Seller Disclosure Schedule.

      3.12 Insurance. All property and assets of the Company and the Subsidiaries are insured against loss or damage in accordance with the interests stated in the Seller Disclosure Schedule. The Seller Disclosure Schedule contains a complete and correct list (together with their respective termination dates) of all policies of fire, casualty, general liability, defamation, personal injury, property damage, workers' compensation and all other forms of insurance carried by the Company and each Subsidiary or pursuant to which the Company or any Subsidiary is a named beneficiary or pursuant to which the business or properties of the Company or any Subsidiary is insured, including hull and machinery policies, war risks, oil pollution liability, charterer liability, freight insurance and business interruption, complete and correct copies of which have been provided to Purchaser. All of such policies and any substantially equivalent replacement coverages are in full force and effect and no written, or to the Knowledge of the Sellers, other notice of cancellation or termination has been received with respect to such policies. The Company or the applicable Subsidiary has notified such insurers of any claim which could potentially exceed the applicable insurance policy deductible amount arising since January 1, 2001 known to it which it believes is covered by any such insurance policy and has provided Purchaser with a copy of such claim. The Company is currently considering those new insurance arrangements listed on the Seller Disclosure Schedule.

      (a) Except as set forth in the Seller Disclosure Schedule, neither the Company, any Subsidiary nor any Seller is a party to any Contract of any kind pursuant to which the Company, any Subsidiary or any Seller receives payments from an insurer or an insurance producer for purchasing insurance for the Company and/or any Subsidiary.

      (b) Except as set forth in the Seller Disclosure Schedules, the Company or each applicable Subsidiary has notified the insurers of the Company and/or such Subsidiary of all claims known to them or the Sellers which are believed to be covered by insurance. All such claims have been filed on a timely basis with insurers and pursued by cooperating with and responding to insurers' requests for documentation and/or information. To the extent any claim has been denied by insurers, information concerning such claim is set forth in the Seller Disclosure Schedule.

      (c) Except as set forth in the Seller Disclosure Schedule, there are no pending or potential claims under insurance covering the Company and/or any Subsidiary for which the Company and/or any Subsidiary are, or may be obligated to pay, a deductible.

      3.13 Books and Records. Subject to input from the Company's professional advisors, all accounting and financial Books and Records have been properly and accurately kept and are complete in all material respects. The Books and Records are not recorded, stored, maintained, operated or otherwise wholly or partly dependent upon, or held by any means (including any electronic, mechanical or photographic process, whether computerized or not), which are not or will not be available to the Company in the ordinary course of its business prior to and after the Closing, subject to the general caveat that all computerized Books and Records may be subject to electronic failure at any time.

      3.14 Financial Statements; Liabilities.

      (a) The Sellers have provided to Purchaser copies of the audited non-consolidated balance sheets and statements of operations and cash flows of the Company and the Subsidiaries for the fiscal years ended March 31, 2003, 2004 and 2005, together with the notes thereto and the opinions of Deloitte & Touche LLP thereon (collectively, the "Financial Statements"). The Financial Statements have been prepared from the books and records of the Company and its

Subsidiaries, and present fairly, in conformity with GAAP, the assets, liabilities, income, losses, retained earnings, financial condition, results of operations and cash flows of the Company and its Subsidiaries for the periods and dates covered thereby.

      (b) Except as set forth in the Seller Disclosure Schedule, neither the Company nor any Subsidiary has any liabilities or obligations of any kind, whether absolute, accrued, asserted or unasserted, except liabilities, obligations and contingencies, that (i) are reflected on or accrued or reserved against in the Financial Statements for the fiscal year ended March 31, 2005, or reflected in any notes thereto, (ii) were incurred since March 31, 2005 in the ordinary course of business or (iii) with respect to liabilities and obligations of a type not required to be disclosed by GAAP in a consolidated balance sheet of the Company and its Subsidiaries, or a balance sheet of Grand River, would not reasonably be expected to have a Material Adverse Effect.

      3.15 Tax Matters. Except as set forth in the Seller Disclosure Schedule:

      (a) Neither the Company nor any Subsidiary is, or has been at any time during the period for which any Tax adjustment could be made, a member of any consolidated, combined, unitary or similar group with respect to any Taxes.

      (b) The Company and each Subsidiary has prepared and filed all Tax Returns within the prescribed period with the appropriate Tax Authority in accordance with applicable Laws. The Company and each Subsidiary has reported all income and all other amounts and information required by applicable Law to be reported on each such Tax Return. Each such Tax Return is true, correct and complete in all material respects.

      (c) The Sellers have made available to Purchaser complete and correct copies of (i) all income and franchise Tax Returns filed by the Company and each Subsidiary for the last three taxable years, and (ii) all Tax examination reports for US Taxes and statements of deficiencies assessed with respect to the Company and each of the Subsidiaries for the last five taxable years.

      (d) The Company and each Subsidiary has paid, on a timely basis, all Taxes and installments of Taxes, which are required to be paid to any Tax Authority pursuant to applicable Law. No deficiency with respect to the payment of any Taxes or Tax installments has been asserted against the Company and its Subsidiaries by any Tax Authority. Since March 31, 2005, none of the Company or its Subsidiaries has (i) incurred any liability for Taxes, (ii) engaged in any transaction or event which would result in any liability for Taxes, or (iii) realized any income or gain for tax purposes, other than, in each case, in the ordinary course. Adequate provision has been made in the books and records for all Taxes payable for all taxable periods ending on or before the Closing Date, and where no taxable period ends or is deemed to end on or immediately prior to the Closing Date, for all Taxes in respect of any time or event prior to the Closing Date.

      (e) The Company and each Subsidiary has duly and timely withheld and collected all Taxes required by applicable Law to be withheld or collected by it and has duly and timely remitted to the appropriate Tax Authority all such Taxes as and when required by applicable Law.

      (f) There are no Liens for any Taxes (other than Taxes not yet due and payable) on the assets of the Company or any Subsidiary.

      (g) There are no proceedings, investigations or audits pending or, to the Knowledge of Sellers, threatened against or affecting the Company or any of its Subsidiaries in respect of any Taxes. There are no matters under discussion, audit or appeal by the Company or any Subsidiary with any Tax Authority relating to Taxes. All Canadian federal and provincial income Tax Returns of the Company and each Canadian Subsidiary for the tax periods up to and including March 31, 2004 have been assessed by the relevant Tax Authority.

      (h) Neither the Company nor any Subsidiary has requested, entered into any agreement or other arrangement, or executed any waiver providing for, any extension of time within which (i) to file any Tax Return, (ii) it is required to pay or remit any Taxes or amounts on account of Taxes, or (iii) any Tax Authority may assess or collect Taxes.

      (i) There is not, and will not be as of the Closing, any written agreement or consent made with any Tax Authority with respect to Taxes affecting the Company or any Subsidiary.

      (j) Neither the Company nor any Subsidiary has assets that constitute tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code, and none of such assets is subject to a lease, safe-harbor lease, or other arrangement as a result of which the purported owner is not treated as the owner for United States federal income Tax purposes.

      (k) Neither the Company nor any Subsidiary has entered into any agreement with, or provided any undertaking to, any Person pursuant to which it has assumed liability, or can otherwise be obligated, for the payment of Taxes (or an amount based on the Taxes) owing by such Person.

      (l) The Company is not a non-resident of Canada for purposes of the Tax Act. The Company has, at all relevant times, been and is a taxable Canadian corporation within the meaning of subsection 89(1) of the Tax Act. The Company has never been required to file any Tax Return with, and has never been liable to pay any Taxes to, any Tax Authority outside Canada. No request to file a Tax Return or for the payment of Tax has ever been made of the Company or any Subsidiary by a Tax Authority in a jurisdiction where it does not presently file Tax Returns.

      (m) Neither the Company nor any Subsidiary has claimed any reserve for Tax purposes, if as a result of such claim any amount could be included in its or the Purchaser's income for a taxation year ending after the Closing. The Company has not made any payment, nor is it obligated to make any payment, and is not a party to any agreement under which it could be obligated to make any payment, that may not be deductible by virtue of section 67 of the Tax Act, other than in the ordinary course of business.

      (n) Neither the Company nor any Subsidiary has made a material Tax election pursuant to any Law (i) for any taxable year commencing after 2000 or
(ii) that has any effect on the Taxes of the Company or any Subsidiary for any taxable year ending after the Closing. The Company has not entered into agreements contemplated by section 191.3 of the Tax Act.

      (o) Since April 1, 2000, no Person (other than the Purchaser) has acquired or had the right to acquire control of the Company or any of its Subsidiaries for purposes of Section 111 of the Tax Act or Section 382 of the Code.

      (p) There is no, and prior to the Closing there will not be, any transaction, election, or failure to take any action or make any election prior to the Closing that would restrict or limit use (for the benefit of Purchaser) of the Company's and each Subsidiary's net losses as at the Closing in a taxation year ending after the Closing and the application (for the benefit of Sellers) of any such losses to taxation years ending on or prior to the Closing, other than any limits or restrictions caused by any act, omission or failure of the Purchaser under applicable Laws, including Section 111 of the Tax Act.

      (q) None of sections 78, 80, 80.01, 80.02, 80.03 and 80.04 of the Tax Act,
or any equivalent provision of the Laws of any other jurisdiction, have applied or will apply to the Company at any time on or before the Closing Date.

      (r) Neither the Company nor any Subsidiary has acquired property from a non-arm's length Person, within the meaning of the Tax Act, for consideration, the value of which is less than the fair market value of the property, including, but not limited to, in circumstances which could subject it to a liability under section 160 of the Tax Act. The value of the consideration paid or received by the Company or its Subsidiaries for the acquisition, sale or transfer of property (including intangibles) or the provision of services (including financial transactions) from or to each other or to any other non arm's length Person is equal to the estimated fair market value of such property acquired, transferred or sold or services purchased or provided. The Company and each Subsidiary has not received any requirement pursuant to section 224 of the Tax Act which remains unsatisfied in any respect.

      (s) No circumstances exist and no transaction or event or series of transactions or events has occurred which has resulted or could result in a liability for Tax to the Company, either before, on or after Closing, under section 17 of the Tax Act. Paragraph 214(3)(a) of the Tax Act has not applied as a result of any transaction or event involving the Company. For all transactions between the Company and any Person that is a non-resident of Canada for purposes of the Tax Act with whom it was not dealing at arm's length during a taxation year commencing after 1998 and ending on or before the Closing Date and to which subsection 247(3) of the Tax Act could apply, the Company and each Subsidiary has made or obtained records or documents that meet the requirements of paragraphs 247(4)(a) to (c) of the Tax Act.

      (t) Neither the Company nor any Subsidiary has undergone a change in accounting method that currently requires, or will require, an adjustment to taxable income under Section 481 of the Code for any period following the Closing Date.

      (u) Neither the Company nor any Subsidiary is or has been a "United States real property holding company" within the meaning of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

      (v) The Company is duly registered under Part IX of the Excise Tax Act (Canada) with respect to the goods and services tax and the registration number is 138054291.

      (w) The Company has, as of the date hereof, and will have, as of the Closing Date, (before giving effect to the transactions contemplated hereby to occur on the Closing Date but taking into account the application of non-capital/net operating losses to Pre-Closing Tax Periods pursuant to Section 6.3(b)) at least Cdn$11,000,000 of non-capital/net operating losses available to be applied by the Company in tax periods beginning after the Closing Date, on the assumption that none of the restrictions in subsection 111(5) of the Tax Act will apply to the acquisition of control of the Company by Purchaser under this Agreement.

      3.16 Absence of Certain Changes and Events. Since March 31, 2005, except as set forth in the Seller Disclosure Schedule, the Company and each Subsidiary has conducted its business in the ordinary course thereof consistent with past practice and from such date, with respect to the Company or each Subsidiary, as the case may be, there has not been any:

      (a) change in the business, assets, liabilities, results of operations or financial condition of the Company or any Subsidiary, or any event, condition or contingency (either individually or taken together) affecting the Company or any Subsidiary directly that constitutes a Material Adverse Effect;

      (b) (A) incurrence, payment or discharge of any liability or obligation (absolute, accrued, contingent or otherwise), (B) sale or transfer of any property, or (C) acquisition or sale, lease, grant of interest in, or other disposition of, any assets or businesses, in each of clauses (A), (B) and (C), other than in the ordinary course of business, consistent with past practice;

      (c) (A) guarantee or any other assumption of the obligations of any Person, or (B) making of any Indebtedness or advance to any Person (other than business-related advances to employees in the ordinary course of business, consistent with past practice and in an amount not in excess of $5,000 per employee or $25,000 in the aggregate);

      (d) settlement or compromise of any Action if the amount of such settlement will not be paid in full prior to the Closing or which settlement or compromise would reasonably be expected to have a continuing adverse impact on the business of the Company or any Subsidiary after the Closing;

      (e) Tax election or change in a Tax election or the filing for any change of any method of accounting with any relevant Tax Authority, except as required by any change in Law;

      (f) change in any method of accounting applied in the preparation of the Financial Statements, other than a change which is required by reason of a concurrent change in Law or GAAP;

      (g) (A) adoption of or amendment to any benefit plan or bonus, profit sharing, deferred compensation, incentive, stock option or stock purchase plan, program or commitment, paid time off for sickness or other plan, program or arrangement for the benefit of its employees, consultants or directors, or (B) grant of any increase (other than increases required under any Contract entered into before March 31, 2005 and annual or periodic increases in the ordinary course of business, consistent with past practice) in the compensation of its employees, officers or directors (including any such increase pursuant to any bonus, profit sharing or other compensation or incentive plan, program or commitment);

      (h) material change, termination or modification in any of the Contracts listed in the Seller Disclosure Schedule pursuant to Section 3.10, nor has the Company or any Subsidiary entered into any Contract which, had such Contract been entered into prior to the date hereof, would have been required to have been listed in the Seller Disclosure Schedule pursuant to Section 3.10, except, in each case, in the ordinary and regular course of its business and in no event calling for annual payments by, or to, the Company or any Subsidiary in excess of $10,000;

      (i) issuance or sale by the Company or any Subsidiary of any capital stock of the Company or any Subsidiary, or any security convertible into or exchangeable for, or any right exercisable to acquire, any shares of such capital stock;

      (j) declaration, distribution or the setting aside for distribution of any property (including cash), or directly or indirectly, the redemption, purchase or other acquisition of any shares of capital stock;

      (k) amendment, termination or waiver of any rights of value to the Company or any Subsidiaries greater than $10,000;

      (l) any extraordinary loss, damage or destruction, whether or not covered by insurance;

      (m) written off as uncollectible, any Accounts Receivable or any portion thereof in amounts exceeding $25,000 in each instance, or $100,000 in the aggregate;

      (n) increase in the Company's or any Subsidiary's reserves for contingent liabilities;

      (o) making of any forward purchase commitment in excess of the requirements of the Company and its Subsidiaries for normal operating purposes or at prices higher than the current market prices; or

      (p) agreement, whether in writing or otherwise, to take any action described in this Section 3.16.

      3.17 Litigation and Claims. Except as set forth in the Seller Disclosure Schedule, there is no Action pending or, to the Knowledge of the Sellers, threatened or contemplated, against or affecting the Company or any Subsidiary or any property or assets used by them, or the Purchase Shares, and there is no Action pending or, to the Knowledge of the Sellers, threatened or contemplated, against the Company or any Subsidiary affecting the propriety or validity of the transactions contemplated hereby or by the Related Agreements. Except as set forth in the Seller Disclosure Schedule, neither the Company nor any Subsidiary is subject to or in default under or with respect to any Order.

      3.18 Governmental Permits; Compliance with Laws.

      (a) The Company and each Subsidiary owns, holds or possesses all Governmental Permits which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted.

      (b) The Seller Disclosure Schedule sets forth a complete and correct list and brief description of each Governmental Permit owned, held or possessed by the Company or any Subsidiary. Each Governmental Permit is valid, subsisting and in good standing. All Governmental Permits are renewable by their terms or in the ordinary course of business without the need for the Company or any Subsidiary to comply with any special rules or procedures, agree to any materially different terms or conditions, or pay any amounts other than routine filing fees. Except as set forth in the Seller Disclosure Schedule, (i) the Company and each Subsidiary has fulfilled and performed in all respects its obligations under each of the Governmental Permits which it owns, holds or possesses, and (ii) no written notice (or, to the Knowledge of Sellers, no threat) of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by the Sellers, the Company or any Subsidiary.

      (c) The Company and each Subsidiary have conducted their respective businesses and operations is in compliance, and are currently in compliance, in all material respects with all Laws which are applicable to its respective business.

      3.19 Environmental Matters. Except as set forth in the Seller Disclosure
Schedule:

      (a) The Company and each Subsidiary, and the assets of the Company and each Subsidiary (including real property) are and at all times have been in compliance in all material respects with its obligations under applicable Environmental Laws;

      (b) Neither the Company nor any Subsidiary has caused or permitted a release of a Hazardous Substance to the Environment at any of the Facilities;

      (c) There are no Environmental Conditions present at, on, or under, any Facility as a result of activities of the Company or any Subsidiary or any of their employees or agents or the Vessels, or as a result of activities of any other Person, in each case in amounts exceeding the levels permitted by applicable Environmental Law or under circumstances that would reasonably be expected to result in liability under or relating to Environmental Law;

      (d) Neither the Company nor any Subsidiary has disposed of, arranged for the disposal of, released, threatened to release, or transported any Hazardous Substances in violation of any applicable Environmental Law or in a manner that would reasonably be expected to result in liability under or relating to Environmental Law;

      (e) Neither the Company nor any Subsidiary is subject to any Actions, is subject to any Order or has received any notice or other communication from any Governmental Authority or the current or prior owner or operator of any of the Facilities or any other Person, in each case with respect to any actual or potential violation or failure to comply with any Environmental Law or of any actual or threatened obligation or liability under any Environmental Law, or regarding any Hazardous Substances; and to the Knowledge of the Sellers, neither the Company nor any Subsidiary is threatened with any such Action, Order, notice or communication;

      (f) Neither the Company nor any Subsidiary has been charged with or convicted of an offence for non-compliance with any Environmental Laws;

      (g) No unbudgeted works or additional expenditure of the Company or any Subsidiary is required or planned in relation to the business of the Company or any Subsidiary or any of the Facilities to ensure compliance of the Company or any Subsidiary or any of the Facilities with any Environmental Law or Governmental Permit;

      (h) The Company and Subsidiaries have complied in all material respects with the provisions of (a) the Transportation of Dangerous Goods Act, 1992 (Canada) in handling, offering for transport, transporting or importing any Hazardous Substances which are "dangerous goods" under that Act, (b) Title 49 of the Code of Federal Regulations of the United States, and (c) any applicable Laws regarding invasive species, including without limitation Title 33, Part 151 of the Code of Federal Regulations of the United States and any other applicable Laws or regulations governing the release or discharge of ballast water;

      (i) All contractual arrangements with recognized oil response companies required to be maintained by the Company or any Subsidiary are in full force and effect;

      (j) Neither the Company nor any Subsidiary has specifically contractually assumed any liability or obligation under or relating to Environmental Laws or Hazardous Substances; and

      (k) There are no Environmental Reports prepared since June 2000 in the custody or control of the Company or any Subsidiary relating to the Facilities, business of the Company or any Subsidiary or activities of the Company or any Subsidiary that have not been made available to Purchaser.

      3.20 Employee Plans

      (a) U.S. Employee Plans

            (i) Except as set forth in the Seller Disclosure Schedule, none of the Company, any Subsidiary, the Sellers nor any other Person which together with the Company, the Subsidiaries or any of the Sellers constitutes a member of the Company's, the Subsidiaries' or such Seller's "controlled group" or "affiliated service group" (within the meaning of Sections 4001(a)(14) and/or (b) of ERISA and/or Sections 414(b), (c), (m) or (o) of the Code (each such group or groups and each member thereof hereinafter referred to individually and collectively as the "Group")) has at any time adopted or maintained, has any liability or is a fiduciary with respect to or has any present or future obligation to contribute to or make payment under (i) any employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to ERISA, or (ii) any other material benefit plan, program, contract or arrangement of any kind whatsoever (whether for the benefit of present, former, retired or future employees, consultants or independent contractors of the Group, or for the benefit of any other Person or Persons) including, without limitation, plans, programs, contracts or arrangements with respect to pension, retirement, profit sharing, deferred compensation, thrift, savings, stock ownership, stock bonus, restricted stock, health, dental, medical, life, hospitalization, disability, relocation, child care, educational assistance, stock purchase, stock option, incentive, bonus, sabbatical leave, vacation, severance, cafeteria, pre-tax premium, flexible spending or other contribution, benefit or payment of any kind, and plans, programs, contracts or arrangements providing for contributions, benefits or payments in the event of a change of ownership or control in whole or in part of the Group, other than any such benefit plan, program, contract or arrangement maintained outside the United States primarily for the benefit of Canadian Employees (hereinafter individually and collective called the "Canadian Plans"), (all such employee benefit plans and other benefit plans, programs, contracts or arrangements, whether written or oral, hereinafter individually and collectively called the "U.S. Employee Benefit Plans"). No member of the Group has any obligation other than as required by applicable Law, to amend any U.S. Employee Benefit Plan so as to increase benefits thereunder or otherwise or to establish any new benefit plan, program, contract or arrangement.

            (ii) No U.S. Employee Benefit Plan is subject to Title IV of ERISA,
      Section 302 of ERISA or Section 412 or 413(c) of the Code.

            (iii) Any and all amounts which any member of the Group is required to pay, deduct or remit, as contributions or otherwise, with respect to the U.S. Employee Benefit Plans, have been timely paid, deducted or remitted.

            (iv) Each of the U.S. Employee Benefit Plans (other than any Multiemployer Plans and any welfare plans (within the meaning of Section 3(1) of ERISA) maintained by a labor union (such welfare plans and Multiemployer Plans that are U.S. Employee Benefit Plans hereinafter individually and collectively called "Union Plans")) sponsored or maintained by the Company or any Subsidiary, to which the Company or any Subsidiary has any current or future obligation to contribute or under which any employee of the Company or any such Subsidiary (and/or any dependent or beneficiary of such employee) is covered or entitled to benefits by reason of employment with the Company or any such Subsidiary (such U.S. Employee Benefit Plans hereinafter individually and collectively called "US Plans") and, to the Knowledge of the Sellers, each of the Union Plans, has been established, maintained, operated and administered in all material respects in accordance with its terms and all applicable Law. Each of the US Plans which is intended to be "qualified" within the meaning of Sections 401(a) and 501(a) of the Code (a "Qualified Plan") has been determined by the Internal Revenue Service to be so qualified and nothing has occurred since the issuance of such determination to adversely affect such qualified status. There are no pending, threatened or anticipated Actions, suits, claims, trials, demands, investigations, arbitrations or proceedings (other than routine claims for benefits) involving any of the US Plans, or, to the Knowledge of the Sellers, any of the Union Plans with respect to or affecting the Company or any Subsidiary or any current or former employee of the Company or any Subsidiary. There have been no nonexempt "prohibited transactions" within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any of the U.S. Employee Benefit Plans.

            (v) No member of the Group has any withdrawal liability with respect to a "multiemployer plan" within the meaning of Section 3(37) of ERISA (each such plan hereinafter a "Multiemployer Plan") under Title IV of ERISA. No member of the Group is a party to, or participates in, or has any liability or contingent liability with respect to any Multiemployer Plan.

            (vi) A complete and correct copy of each of the US Plans and governing documents thereof, and all amendments thereto, whether currently effective or to become effective at a later date, and all contracts and agreements relating thereto, or to the funding thereof (including, without limitation, all trust agreements, insurance contracts, investment management agreements, subscription and participation agreements, administration and recordkeeping agreements) have been provided to Purchaser. In the case of any US Plan that is not in written form, an accurate and complete description of such US Plan has been provided to

      Purchaser. With respect to each US Plan, Purchaser has been provided with a complete and correct copy of each of (i) the three most recent annual reports (Form 5500 series), including any schedules thereto and audit reports, (ii) the most recent summary plan description (including summaries of material modification), and a copy of any other material or documents distributed to any US Employee, participant or any beneficiary in connection with any US Plan, and (iii) the most recent Internal Revenue Service determination letter and/or ruling.

            (vii) The Seller Disclosure Schedule lists termination rights and notice requirements under each US Plan. There have been no material changes in the financial condition of the respective US Plans (or other information provided hereunder) from that stated in each US Plan's most recent of such annual reports.

            (viii) Except as set forth on the Seller Disclosure Schedule, no US Plan provides benefits including, without limitation, death or medical benefits (whether or not insured), with respect to any employees, former employees or directors of the Company or any Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law or (ii) death benefits or retirement benefits under any "employee pension plan," as that term is defined in Section 3(2) of ERISA.

            (ix) Except as set forth in the Seller Disclosure Schedules, neither the execution and delivery by the Sellers of this Agreement or the Related Agreements nor the consummation by the Sellers of the transactions contemplated hereby or by the Related Agreements shall (either alone or upon the occurrence of additional events or acts) (x) require any the Company or any Subsidiary to make any payment to, or obtain any consent or waiver from, any officer, director, employee, consultant or agent of any member of the Group (other than the Sellers) or (y) accelerate vesting or payment of any benefits or any payments, increase the amount or value of any benefit or payment or result in the payment of or obligation to pay any "excess parachute payment" (within the meaning of Section 280G of the Code).

            (x) The Seller Disclosure Schedule separately identifies each Canadian Plan as well as each severance or other post termination arrangement applicable to Canadian Employees.

            (xi) All nonqualified deferred compensation plans (within the meaning of Section 409A(d) of the Code) maintained by the Company or any Subsidiary or with respect to which the Company or any Subsidiary has any liability, contingent or otherwise, that is subject to Section 409A of the Code has, at all times since January 1, 2005, been maintained and administered in accordance with the Section 409A of the Code.

            (xii) The bonus plan underlying the arrangements described under "Other" in item 3.20(A)(I) of the Seller Disclosure Schedule shall have been terminated as of the Closing Date without any obligation of the Company or any Subsidiary continuing thereunder.

            (xiii) Neither the Company nor any Subsidiary has any liability with respect to retirement or welfare benefits for any US Employee who is not covered by a collective bargaining agreement with respect to which the Company or a Subsidiary is a party (a "Non-Union Employee"), other than with respect to contributions made to the Union Plans (the annual amount of which has been provided to Purchaser) to provide coverage thereunder (the "Non-Union Contributions"). Any coverage of a Non-Union Employee by a Union Plan is being provided to such Non-Union Employee in accordance with applicable Law. The Company may unilaterally terminate, without penalty and with no more than 15 days' notice, any arrangement under which any Union Plan covers any Non-Union Employee and, prior to any such termination, each such Union Plan will continue to provide such coverage so long as the Company or a Subsidiary continues to make Non-Union Contributions.

      (b) Canadian Employee Plans

            (i) The Seller Disclosure Schedule identifies all retirement, pension, supplemental pension, savings, retirement savings, retiring allowance, bonus, profit sharing, stock purchase, stock option, phantom stock, share appreciation rights, deferred compensation, severance or termination pay, change of control, life insurance, medical, hospital, dental care, vision care, drug, sick leave, short term or long term disability, salary continuation, unemployment benefits, incentive or other employee benefit plan, program, arrangement, policy or practice whether written or oral, formal or informal, funded or unfunded, registered or unregistered, insured or self-insured that is maintained or otherwise contributed to, or required to be contributed to, by or on behalf of the Company or any Subsidiary for the benefit of current or former employees, directors, officers, shareholders, independent contractors or agents of the Company or any Subsidiary who are located in Canada (collectively the "Canadian Employee Benefit Plans") other than government sponsored pension, employment insurance, workers compensation and health insurance plans.

            (ii) Neither the Company nor any Subsidiary maintains or otherwise contributes to, nor are the Company or any Subsidiary required to contribute to, any registered pension plan, by or on behalf of the Company or any Subsidiary, for the benefit of current or former employees, directors, officers, shareholders, independent contractors or agents of the Company or any Subsidiary who are located in Canada.

            (iii) Each Canadian Employee Benefit Plan has been maintained, administered and invested in compliance with its terms and with the requirements prescribed by applicable Law and is in good standing in respect of such applicable Law and each Canadian Employee Benefit Plan that is required to be registered under applicable legislation is duly registered with the relevant Governmental Authority.

            (iv) All contributions or premiums required to be paid, deducted or remitted and all obligations required to be performed by the Company or any Subsidiary pursuant to the terms of any Canadian Employee Benefit Plan or by applicable Law or otherwise, have been paid, deducted, remitted or performed in a timely fashion and there are no outstanding defaults or violations with regard to same.

            (v) There are no Actions pending or, to the Knowledge of the Sellers, threatened with respect to the Canadian Employee Benefit Plans (other than routine claims for benefits) and no circumstances or event has occurred that could result in an Action.

            (vi) There has been no judgment, order or award with respect to any of the Canadian Employee Benefit Plans.

            (vii) To the extent required by applicable law and pursuant to GAAP, the liabilities of the Company or any Subsidiary under any Canadian Employee Benefit Plan are properly accrued and reflected in the Financial Statements.

            (viii) The Company has delivered the following documents to the
      Purchaser:

                  (A) true and complete copies of all the text of the Canadian
            Employee Benefit Plans (where no text exists, a summary has been provided) and any related trust agreements, insurance contracts or other documents governing those plans, all as amended to the date hereof;

                  (B) a copy of all materials or documents distributed to new or existing members of the Canadian Employee Benefit Plans during the last three years;

                  (C) the most recent accounting and certified financial
            statement of each Canadian Employee Benefit Plan for which such statement is made;

                  (D) the most recent annual information returns filed with
            regulatory authorities in respect of each Canadian Employee Benefit Plan for which such filing is required;

      and no fact, condition or circumstances has occurred since the date of those documents which would materially affect the information contained herein.

            (ix) To the Knowledge of the Sellers, no event has occurred and there has been no failure to act on the part of either the Company or any Subsidiary that could subject either the Company or any Subsidiary or any of the Canadian Employee Benefit Plans or any successor plan to the imposition of any tax, penalty, penalty tax or other liability, whether by way of indemnity or otherwise.

            (x) No promises or commitments have been made by the Company or any Subsidiary to amend any of the Canadian Employee Benefit Plans, to provide increased benefits thereunder or to establish any new benefit plan, except as required by applicable Laws or as disclosed in the Seller Disclosure Schedule.

            (xi) The transactions contemplated in this Agreement shall not, alone or upon the occurrence of any additional or subsequent event, result in any payment, severance or otherwise, acceleration, vesting, increase in benefits or acceleration of any funding obligation under any of the Canadian Employee Benefit Plans with respect to any employees or former employees of the Company or any Subsidiary.

            (xii) No employees or former employees of the Company or any Subsidiary are entitled to post-retirement benefits.

            (xiii) None of the Canadian Employee Benefit Plans require or permit retroactive increases or assessments in premiums or payments.

            (xiv) Neither the Company nor any Subsidiary contribute or are required to contribute to any multi-employer pension or benefit plan. None of the Canadian Employee Benefit Plans are multi-employer pension or benefit plans.

      3.21 Maritime Matters.

      (a) Vessels. The Seller Disclosure Schedule lists all Vessels owned, chartered or operated by the Company and each Subsidiary, setting forth, for each Vessel, its (i) name, (ii) owner, (iii) the arrangements (including intercompany arrangements) pursuant to which such Vessel is chartered or operated by the Company (iv) official number and call sign, (v) flag, (vi) deadweight tonnage, (vii) Vessel type, (viii) class description, (ix) classification society, (x) shipyard and year in which the Vessel was constructed, (xi) date of the Vessel's last special survey, (xii) date of the Vessel's last dry-docking and (xiii) the scheduled date of the Vessel's next dry-docking for purposes of the next scheduled special survey; and Sellers shall provide, at Closing, such information for vessels, if any, acquired, chartered or operated in the period between the date hereof and Closing.

      (b) The owner of each Vessel has good marketable title, free and clear of Liens and indemnified from all Actions, including any claim other than Permitted Liens, and other than any claims, interests or demands listed in the Seller Disclosure Schedule, and that all permits, certificates and licenses required for the ownership, operation and chartering of the Vessels are in full force and effect.

      (c) Except as set forth on the Seller Disclosure Schedule, the Vessels are in good working order and, consistent with their respective ages, are without material defect or inherent vice in condition, design, operation or fitness as necessary to fulfill the ongoing requirements of the Company and its Subsidiaries when operated in a manner not inconsistent with industry practices for similar freshwater shipping fleets and for the uses currently engaged.

      (d) Each Vessel is properly documented and has been operated and equipped in accordance with and continues to comply with all applicable Laws in force at the date of this Agreement in so far as they apply to the Vessels.

      (e) There has been no change to the certification, classification or insurance coverage (other than the proposed change to insurance arrangements of which the Company has advised Rand) of the Vessels since the information pertaining to same has been furnished to Rand.

      (f) Except as set forth on the Seller Disclosure Schedule, each Vessel fully complies with all requirements of its present class and Classification Society set forth on the Seller Disclosure Schedule with all continuous or progressive survey cycles up to date.

      (g) Except as set forth on the Seller Disclosure Schedule, there is no Action pending or, to the Knowledge of the Sellers, threatened against the Company, its Subsidiaries or any of the Vessels with respect to or arising out of the ownership, use, or operation of the Vessels.

      (h) To the Knowledge of the Sellers, all facts relating specifically to the Vessels (but not including any facts generally affecting the industries or segments in which the Company or the Subsidiaries operate) which could materially affect the value of the Vessels or their operations and which would be likely to affect the decision of an intending buyer of the Vessels have been disclosed to Rand or Purchaser in writing.

      3.22 No Finder. Neither the Company nor any Subsidiary or any party acting on their behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary (other than fees or commissions which shall be paid in full by the Sellers prior to the Closing) for or on account of the transactions contemplated hereby or by the Related Agreements.

      3.23 Certain Business Practices. No director, officer, member, agent, representative or employee of the Company or any Subsidiary (in their capacities as such) has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or the Corruption of Foreign Public Officials Act (Canada); or (iii) made any other unlawful payment.

      3.24 Accounts Receivable. Except to the extent of the amount of the reserve for doubtful accounts reflected in the balance sheets included in the Financial Statements or as set forth on the Seller Disclosure Schedule, all Accounts Receivable of the Company and each Subsidiary reflected therein and all Accounts Receivable that have arisen since March 31, 2005 (except Accounts Receivable that have been collected since such date) are valid and enforceable claims, constitute bona fide Accounts Receivable resulting from the sale of goods and services in the ordinary course of business and are fully collectable in a manner consistent with past practice. The Accounts Receivable are subject to no valid defense, offsets, returns, allowances or credits of any kind, except returns or credits which are in the ordinary course of the Company's and the Subsidiaries' business except to the extent of the amount of the reserve for doubtful accounts reflected in the balance sheets included in the Financial Statements or as set forth on the Seller Disclosure Schedule.

      3.25 Major Customers. The Seller Disclosure Schedule lists, by dollar volume paid for the year ended March 31, 2005, the 10 largest customers of the Company and Subsidiaries, taken as a whole, (collectively, the "Major Customers"). The relationships of Company and Subsidiaries with the Major Customers are reasonable commercial working relationships and: (i) all amounts owing from the Major Customers, if not in dispute, have been paid in accordance with their respective terms; (ii) none of the Major Customers within the last twelve months has threatened to cancel, or otherwise terminate, the relationship of such Major Customer with the Company or any Subsidiary; and (iii) none of the Major Customers during the last twelve months has decreased materially, or threatened to decrease or limit materially, its relationship with the Company or any Subsidiary or, to Sellers' Knowledge, intends to decrease or limit materially its relationship with the Company or any Subsidiary. Neither the Company nor any Subsidiary has received any written or oral notice or has any other knowledge regarding the insolvency of any major customer.

      3.26 Affiliate Transactions. Except as disclosed on the Seller Disclosure Schedule, no Affiliate of the Company, any Subsidiary, any Seller or any officer, director, partner, member, consultant or employee of thereof, is a party to any transaction with the Company or any Subsidiary, including any Contract or arrangement providing for the furnishing of services (other than in their capacity as shareholder, officer, director, partner, member, consultant or employee) to or by, providing for rental of real property or other assets or rights or privileges to or from, or otherwise requiring payments to or from the Company, any Subsidiary or any Affiliate thereof.

      3.27 Sufficiency of Assets. The property and assets owned and leased by each of the Company and each Subsidiary include all material rights, assets and property necessary for the conduct of the business of the Company and each of the Subsidiaries after the Closing, substantially in the same manner as it was conducted prior to the Closing. Neither the Company nor any Subsidiary owns or possesses any property, rights or other assets which are not owned or possessed solely for the purpose of conducting the respective business of each entity as it is now being conducted.

      3.28 Bank Accounts. The Seller Disclosure Schedule sets forth a complete list of (i) all bank accounts, savings deposits, money-market accounts, certificates of deposit, safety deposit boxes, and similar investment accounts with banks or other financial institutions maintained by or on behalf of the Company or any Subsidiary showing the depository bank or institution address, appropriate bank contact personnel, account number and names of signatories, and
(ii) the names of all Persons holding powers of attorney from the Company or any Subsidiary; true, correct and complete copies of all powers of attorney granted by the Company or any Subsidiary have been provided to Purchaser.

      3.29 Disclosure. No representation or warranty by Sellers in this Agreement and no statement contained in any document or other writing furnished or to be furnished to Purchaser pursuant to the provisions hereof, when considered with all other such documents or writings, contain or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements made herein or therein not misleading.

                                   ARTICLE IV.

              REPRESENTATIONS AND WARRANTIES OF PURCHASER AND RAND

      Purchaser and Rand represent and warrant, jointly and severally, to each Seller as follows:

      4.1 Organization; Good Standing. Purchaser is a corporation duly organized, validly existing and in good standing under the federal laws of Canada. Rand is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      4.2 Authority; Execution and Delivery; Enforceability. Purchaser and Rand each have full corporate power and authority to execute and deliver this Agreement and the Related Agreements (to the extent a party thereto), to perform their respective obligations hereunder and under the Related Agreements (to the extent a party thereto) and to consummate the transactions contemplated hereby and by the Related Agreements (to the extent a party thereto). Other than obtaining Shareholder Approval, all corporate acts and other proceedings required to be taken by Rand and Purchaser to authorize the execution, delivery and performance of this Agreement and the Related Agreements to which Rand or Purchaser is a party have been duly and properly taken. Each of this Agreement and (when executed) the Related Agreements to which Rand or Purchaser is a party has been (or will be) duly executed and delivered by Rand and Purchaser, and constitutes (or will, when executed, constitute) the legal, valid and binding obligation of Rand and Purchaser, enforceable against Rand and Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and other similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles.

      4.3 Non-Contravention. The execution and delivery of this Agreement and the Related Agreements by Rand and Purchaser (to the extent a party thereto) does not, and the consummation of the transactions contemplated hereby and such Related Agreements and compliance with the terms hereof and of such Related Agreements, will not (or would not with the giving of notice or the passage of time):

      (a) constitute a violation or breach of the articles or certificate of incorporation or the amalgamation or the by-laws of Rand or Purchaser, respectively;

      (b) constitute a default under or a violation or breach of, or result in the acceleration of any obligation under, any provision of any material contract or other instrument to which Rand or Purchaser is a party or by which any of the assets of Rand or Purchaser is bound; or

      (c) assuming the consents described in Section 4.4 have been received, violate any Order or any Law affecting Rand or Purchaser, or their respective assets.

      4.4 Consents and Approvals. Except as set forth in the Purchaser Disclosure Schedule, no consent, approval, waiver, license, permit, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other Person (other than Shareholder Approval) is required to be obtained by or on behalf of Rand or Purchaser in connection with, or as a condition of the lawful execution, delivery and performance of this Agreement or the Related Agreements to which Rand or Purchaser is a party or the consummation of the transactions contemplated hereby and by such Related Agreements.

      4.5 Litigation and Claims. There is no Action pending or, to the knowledge of Rand or Purchaser, threatened, against or affecting Rand or Purchaser with respect to the propriety or validity of the transactions contemplated hereby or by the Related Agreements to which Rand or Purchaser is a party.

      4.6 No Finder. Neither Rand nor Purchaser, nor any party acting on their behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated hereby or by the Related Agreements.

      4.7 Disclosure. No representation or warranty by Rand or Purchaser in this Agreement and no statement contained in any document or other writing furnished or to be furnished to Sellers pursuant to the provisions hereof, when considered with all others such documents or writings, contain or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary in order to make the statements made herein or therein not misleading.

                                   ARTICLE V.

                        ACTION PRIOR TO THE CLOSING DATE

      From and after the execution of this Agreement until the Closing Time (or earlier termination of this Agreement in accordance with Section 10.1):

      5.1 Conduct of Business.

      (a) Each Seller shall cause the Company and each Subsidiary to (i) continue to conduct the business of the Company and each Subsidiary in the ordinary course thereof and use its commercially reasonable efforts to maintain its business in substantially the same manner as heretofore, carry on its business practices in substantially the same manner as heretofore and keep their books of account, records and files in a manner consistent with past practice subject to changes in requirements under GAAP or applicable Law, (ii) use its commercially reasonable efforts to preserve the organization of the Company and each Subsidiary intact, to retain the services of the employees of the Company and each Subsidiary and to preserve the goodwill of the suppliers and customers of the Company and each Subsidiary and others having business relations with the Company and each Subsidiary, (iii) pay and perform all of the debts, obligations and liabilities of the Company and each Subsidiary in a manner consistent with past practice, and maintain and manage working capital of the Company and Subsidiaries, in each case consistent with past practice; (iv) maintain all material assets in a manner consistent with past practices and not take any action adverse to the preservation of such material assets, (v) fully satisfy all obligations, on a timely basis, under each employee benefit plan (as defined in Section 3(3) of ERISA) or under each Canadian Employee Benefit Plans, including, without limitation, all contribution obligations, and to administer, operate and maintain each such employee benefit plan in accordance with its terms and all applicable Laws, including with respect to any Qualified Plan, the qualification requirements of the Code; (vi) conduct the business of the Company and each Subsidiary in such a manner that, on the Closing Date, subject to circumstances which may occur in the interim period from the date hereof which are beyond the control of the Company and each Subsidiary, the representations and warranties of Sellers contained in this Agreement shall be true, correct and complete as if such representations and warranties were made on and as of such date; (vii) on a periodic basis (as reasonably determined by Rand) report to Rand concerning material matters relating to the business of the Company and each of the Subsidiaries; (viii) comply in all material respects with all Laws applicable to the Company and each Subsidiary; (ix) insure and to keep fully insured all properties, including the Vessels, but in no event to a lesser extent than existed prior to the execution of this Agreement; (x) comply strictly and in all respects with the requirements of Environmental Laws and use its reasonable best efforts to notify Rand as soon as reasonably possible in the event of any release or discovery of any Hazardous Substance or contaminant at, upon, under, over or within its property or any contiguous real property or any real property to which a contaminant could reasonably be anticipated to be released or in the event of an oil spill in the marine environment or of a situation necessitating the taking of measures to avoid oil pollution damage in the marine environment, promptly notify Rand of the same and forward to Rand copies of all Orders, notices, permits, applications or other communications and reports, provided such matters are not subject to legal privilege, in connection with any release or the presence of any contaminant or any matters relating to Environmental Laws as they affect the real property leased, used or occupied by the Company or any Subsidiary or of any oil spill or threat of oil spill for any of the Vessels; (xi) warrant and defend the title to and possession of the Vessels and every part thereof (except leased equipment), free and clear of all claims and demands of all other persons whomsoever; (xii) at all times to maintain and preserve or cause to be maintained and preserved the Vessels, their equipment and machinery in their current operating condition, subject to the remediation, repairs and improvements currently required or planned as set forth on Schedule 3.21(c); (xiii) if legal proceedings are filed against the Vessels or if any of the Vessels is otherwise attached, levied upon, taken into custody or by any proceeding arrested or detained by an court or tribunal or by any Governmental Authority or other authority, to promptly notify Rand thereof by telecopier in accordance with Section 11.2 and to take such steps as are commercially reasonable with a view to enabling such Vessel to be released from arrest or detention as quickly as possible (and in any event, such release to be effected prior to the Closing Date) and to promptly notify Rand thereof in the manner aforesaid; (xiv) in the event of the Vessel being requisitioned by the Canadian or United States government or seized or requisitioned by any subject government, to forthwith notify Rand by telecopier in accordance with Section 11.2; (xv) keep the Vessels free and clear from all claims, demands, actions or proceedings (other than Permitted Liens); and (xvii) repair or cause to be repaired, to the satisfaction of the American Bureau of Shipping and Transport Canada, the damages to the M/V Mississagi incurred in the August 9, 2005 Welland Canal incident, such repairs to be completed promptly, and, in any event, no later than the Closing Time.

      (b) Notwithstanding Section 5.1(a) hereof, each Seller shall cause the Company and each Subsidiary to not, unless otherwise expressly contemplated by this Agreement or as disclosed in the Seller Disclosure Schedule, without the prior written consent of Rand which shall not be unreasonably withheld:

            (i) make any material change in the businesses or the operations of the Company or any Subsidiary;

            (ii) other than in the ordinary course of business consistent with past practice, (A) incur, pay or discharge any liability or obligation (absolute, accrued, contingent or otherwise), (B) sell or transfer any property, or (C) acquire or sell, lease, grant an interest in or dispose of any assets or businesses, in each case in (A), (B) and (C ), for or with respect to liabilities, obligations, properties, assets or businesses valued at no more than $50,000 individually or $100,000 in the aggregate;

            (iii) (A) guarantee or assume any other obligation of any Person, or
      (B) make any loan or advance to any Person (other than in the ordinary course of business, consistent with past practice and business-related advances to employees in an amount not to exceed $5,000 per employee or $25,000 in the aggregate);

            (iv) waive any right of value owed to, cancel any debt owed to, or claims held by, the Company or any Subsidiary, except in the ordinary course of business consistent with past practice;

            (v) settle or compromise any Action, which amount of such settlement or compromise is not paid in full prior to the Closing or which settlement or compromise would have a continuing adverse impact on the business of the Company or any Subsidiary after the Closing;

            (vi) make any Tax election or change a Tax election or file for any change in any material respect of any method of accounting with the relevant Tax Authority, except as required by any change in Law;

            (vii) make any change in the methods of accounting or accounting principles applied in the preparation of the financial statements of the Company or any Subsidiary other than a change which is required by reason of a concurrent change in Law or GAAP;

            (viii) (A) adopt, terminate, amend in any material respect (except as required by this Agreement or applicable Law), fund or secure any benefit plan or bonus, profit sharing, deferred compensation, incentive, stock option or stock purchase plan, program or commitment, paid time off for sickness or other plan, program or arrangement for the benefit of its employees, consultants or directors, (B) grant any general increase (other than increases required under a Contract) in the compensation of its employees (including any such increase pursuant to any bonus, profit sharing or other compensation or incentive plan, program or commitment) or any increase (other than increases required under a Contract) in the compensation payable or to become payable to any officer or director, or
      (C) completely or partially withdraw (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan;

            (ix) amend or modify any Contract listed in the Seller Disclosure Schedule pursuant to Section 3.10, or enter into any Contract which, had such Contract been entered into prior to the date hereof, would have been required to have been listed in the Seller Disclosure Schedule pursuant to
      Section 3.10, except in the ordinary course of business and in no event calling for annual payments, if a new Contract, or an increase in annual payments, if an amendment or modification, by, or to, the Company or any Subsidiary in excess of $50,000 or payments in excess of $100,000 in the aggregate, other than any amendments and modifications pursuant to grace periods customary in the industry;

            (x) enter into, amend or modify any collective bargaining agreements;

            (xi) authorize, undertake, or enter into any commitment with respect to, capital expenditure projects individually in excess of $50,000 or in the aggregate in excess of $100,000 except for winter work and capital expenditures within contemplated budgeted amounts for such items provided to Purchaser;

            (xii) amend the articles or certificates of incorporation, as applicable, or by-laws or other governing documents of the Company or any Subsidiary;

            (xiii) issue, deliver, or agree (actually or contingently) to issue or deliver (whether pursuant to any option or otherwise), or grant or modify any option, warrant or other right to purchase or otherwise acquire, any shares of the capital stock of the Company or any Subsidiary, or any security convertible into or exchangeable for, any shares of such capital stock, or issue or agree to issue any bonds, notes, or other securities;

            (xiv) split, combine or reclassify any shares of the capital stock of the Company or any Subsidiary, retire, redeem or otherwise acquire any shares of the capital stock of the Company or any Subsidiary, or declare, set aside or make any distributions of property in respect of the capital stock of the Company or any Subsidiary, or agree to do any of the foregoing;

            (xv) fail to maintain in force, or make any change in (except in the ordinary course of business), the insurance coverage contemplated by
      Section 3.12 (or substantially equivalent replacement coverage) as being maintained by the Company or any Subsidiary;

            (xvi) issue any communication to employees of the Company or any Subsidiary with respect to compensation, benefits or employment continuation or opportunity following the Closing, except as required by Law;

            (xvii) enter into any partnership or joint venture agreement or arrangement or any similar agreement or arrangement;

            (xviii) enter into any Contract which would require a consent thereunder with respect to the consummation of the transactions contemplated hereby or by any Related Agreement;

            (xix) change the registry of the Vessels and not do or suffer to be done any acts or things whereby the said registry of the Vessels may be forfeited or imperiled;

            (xx) other than Permitted Liens, grant, create, assume or suffer to exist any Lien affecting any of their properties, assets, including the Vessels, or not to assign or hypothecate or attempt to hypothecate any freight or hire monies and any insurance policies or insurance claims;

            (xxi) abandon the Vessels or permit any of the Vessels to be abandoned in a foreign port;

            (xxii) allow nor permit, during the voyage, that any of the Vessels make any unlawful deviation and that nothing, at any time, be done or omitted whereby any insurance would become void or voidable in whole or in part;

            (xxiii) enter into a voluntary recognition agreement or other Contract with, or otherwise voluntarily recognize, any employee association, labor union or other similar organization in any of the Canadian employees;

            (xxiv) in the event the Company is certified by an employee association, labor union or other similar organization, pursuant to the Canada Labour Code, or any other applicable Law, the Company shall not engage in any discussions, negotiations, or bargaining in respect of a collective agreement or other Contract or side agreement without informing Rand and Purchaser in advance and providing Rand and Purchaser with an opportunity to participate in the discussions, negotiations or bargaining; or

            (xxv) agree, whether in writing or otherwise, to do any of the foregoing (other than, in the case of subsection (xiv) above, pursuant to the Redemption Agreement).

      5.2 No Breach of Representations and Warranties; Notification of Certain Matters. The Sellers, on the one hand, or Purchaser and Rand, on the other hand, will, in the event of, and promptly after the occurrence of, or promptly after becoming aware of the occurrence of, or the impending or threatened occurrence of, any event or condition which would result in the inability of any condition contained in Articles VII or VIII to be satisfied or would otherwise prevent it from consummating the transactions contemplated hereby or by any Related Agreement, give detailed written notice thereof to the Sellers or Purchaser, as the case may be, and each of the Sellers or Purchaser, as the case may be, shall use its reasonable best efforts to prevent or promptly to remedy such event, condition or breach. None of the disclosures pursuant to this Section 5.2 or investigations enabled or performed pursuant to Section 5.3 will be deemed to qualify, modify, or amend or supplement the representations, warranties or covenants of any party.

      5.3 Access. Subject to the terms of the Confidentiality Agreement and on reasonable notice, the Sellers shall afford Rand's and Purchaser's employees, auditors, legal counsel and other authorized representatives and advisors, as well as representatives of Rand's and Purchaser's financing sources, all reasonable opportunity and access during normal business hours to inspect, investigate and audit the assets, liabilities, Contracts, Books and Records, operations and business of the Company and each Subsidiary and to interview the officers of the Company and each Subsidiary and such other employees as the parties reasonably agree . Subject to prior discussion with the Sellers and reasonable agreement by the parties on the meeting parameters, the Sellers shall also permit Rand to meet with the customers and other business partners of the Company and each Subsidiary to discuss the business conducted between the Company and each Subsidiary and such customers and business partners. At the request of Rand, the Sellers shall execute or cause to be executed, such consents, authorizations and directions as may be necessary to enable Rand and its representatives to obtain access to all files and records maintained by Governmental Authorities in respect of the Purchase Shares, the Company, the Subsidiaries and their respective businesses, provided that Rand shall not, and shall not attempt, to access such files and records without prior written notice to Sellers and with participation by Sellers as Sellers may reasonably determine.

      5.4 Standstill. From and after the date hereof unless and until this Agreement shall have been terminated in accordance with its terms, Sellers hereby agree and shall cause the Company and its Subsidiaries, and their respective directors, officers, Affiliates, employees, attorneys, accountants, representatives, consultants and other agents (collectively, "Representatives") to agree: (i) to immediately cease any existing discussions or negotiations with any Person conducted heretofore, directly or indirectly, with respect to any Business Combination involving or with respect to the Company or any Subsidiary;
(ii) not to directly or indirectly solicit, initiate, encourage or facilitate the submission of proposals or offers from any Person other than Rand or Purchaser or their Affiliates relating to any Business Combination involving or with respect to the Company or any Subsidiary, or (iii) directly or indirectly participate in any discussions or negotiations regarding, or furnish any information to any Person other than Rand or Purchaser or their Representatives in connection with, any proposed or actual Business Combination by any Person other than Rand or Purchaser or their Affiliates. Sellers shall immediately notify Rand regarding any contact with any other Person regarding any proposed Business Combination.

      5.5 Notice of Litigation. Promptly after obtaining Knowledge of the commencement of or the threatened occurrence of any Action against or with respect to the Company, any Subsidiary or the Purchase Shares, the Sellers shall, subject to legal privilege (provided that all details which can be shared without violating or jeopardizing privilege will be shared), give detailed written notice thereof to Rand.

      5.6 Fulfillment of Conditions to Rand's and Purchaser's Obligations and to GR Holdings' Obligations Under the Redemption Agreement. Each Seller agrees, and agrees to cause the Company and each Subsidiary, to use commercially reasonable efforts to fulfill the conditions contained in Article VII hereof and Article VII of the Redemption Agreement.

      5.7 Fulfillment of Conditions to Sellers' Obligations. Rand and Purchaser each agree to use commercially reasonable efforts to fulfill the conditions contained in Article VIII.

      5.8 Governmental Consents.

      (a) Each of Rand, Purchaser and the Sellers shall, and the Sellers shall cause the Company and each Subsidiary to, as promptly as practicable following the execution and delivery of this Agreement make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Authority in connection with the transactions contemplated hereby and by the Related Agreements. Each party will cause all documents that it is responsible for filing with any Governmental Authority under this Section 5.8 to comply in all material respects with all applicable Laws. Each such party shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of such filings or submissions. Each such party shall keep the other apprised of the status of any communications with, and any inquiries or requests for additional information from, any Governmental Authority and shall comply promptly with any such inquiry or request. Each such party shall use its reasonable best efforts to obtain any clearance required under applicable Law for the consummation of the transactions contemplated hereby and by the Related Agreements. Filing fees attributable to the filings made pursuant to this Section 5.8 shall be borne equally by Purchaser, on the one hand, and Sellers on the other hand.

      (b) Without limiting the generality of the foregoing, each of Rand, Purchaser and the Sellers shall (i) make any filings under the Investment Canada Act, the Competition Act, or any other applicable antitrust law, required of it or any of its Affiliates in connection with this Agreement and the transactions contemplated hereby and by the Related Agreements as soon as practicable; (ii) comply at the earliest practicable date and after consultation with the other parties with any request for additional information or documentary material received by it from the responsible Minister under the Investment Canada Act, the Commissioner of Competition or any other antitrust agency, as applicable;
(iii) cooperate with one another in connection with any filings or other submission aimed at resolving any investigation or other inquiry concerning the transactions contemplated hereby and by the Related Agreements initiated by the responsible Minister under the Investment Canada Act, the Commissioner of

Competition, or any other antitrust agency, including providing each other with copies of any notifications, filings, applications and/or other submissions in draft form for the other party to confirm that information contained within is consistent and accurate; and (iv) use commercially reasonable efforts to cause any applicable waiting periods under the Investment Canada Act, the Competition Act, or any other applicable antitrust law to terminate or expire at the earliest possible date and to obtain any necessary approvals of the transactions contemplated hereby and by the Related Agreements from the responsible Minister under the Investment Canada Act, the Commissioner of Competition, or any other antitrust agency. Notwithstanding any other term or provision of this Agreement, Purchaser and the Sellers (collectively) shall each pay one-half of any filing fee under the Competition Act.

      5.9 Third Party Consents. The Sellers shall, and shall cause the Company and each Subsidiary to, use their respective commercially reasonable efforts (without the obligation to make payment other than obligations when and as required under existing Contracts) to obtain all consents, approvals, waivers and similar authorizations from third parties (other than Governmental Authorities) which are required by the terms of any Contract or otherwise to be obtained in connection with the transactions contemplated hereby, including those identified on the Seller Disclosure Schedule in respect of Section 3.6. The Sellers shall not be in breach of the covenant contained in this Section 5.9 as a result of the failure of Sellers to obtain any consent, approval, waiver or similar authorization required by this Section 5.9 if Rand and Purchaser determine, in their sole discretion, to consummate the transactions contemplated by this Agreement notwithstanding such failure. Rand and Purchaser shall use their respective commercially reasonable efforts to cooperate in obtaining any such consents, so long as neither Rand nor Purchaser is required to make any payments with respect thereto.

      5.10 Publicity. No public release or announcement concerning the transactions contemplated hereby or by the Related Agreements shall be issued by any party without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as such release or announcement may be required by Law or the rules or regulations of any United States or foreign securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance and shall make a reasonable effort to take into account such comments.

      5.11 Transfer of Certain Assets. To the extent any of the Sellers (or any of their Affiliates, other than the Company or any Subsidiary) own any assets used in or necessary to conduct the Company's (or any Subsidiary's) business, such Seller, effective as of the Closing Time, shall (i) sell, assign, deliver and transfer to Purchaser or the Company or the relevant Subsidiary all such assets, and (ii) use its best efforts to cause such Affiliate to enter into an agreement with Purchaser to sell, assign, deliver and transfer to Purchaser or the Company or the relevant Subsidiary all of such assets, in each case for no additional consideration.

      5.12 Financing. At all times until Closing, Rand shall use its best efforts to (i) complete the financing under the Financing Commitments; or (ii) if the Financing Commitments are not able to be completed, secure commitments for, and complete, alternative financing on terms substantially similar to, and without substantially greater cost to Rand in the form of fees or other payments than the costs contemplated by, the Financing Commitments. Rand shall keep Sellers' Representative informed at all times as to the status of all ongoing financing matters. For the avoidance of doubt, "best efforts" as used in this Section shall not include commencing or threatening to commence any Action against any other Person.

      5.13 Conversion of Convertible Notes. At or prior to the Closing Time, those Sellers holding Convertible Notes shall fully exercise their rights to convert all such notes into shares of common stock of the Company. Upon the exercise of such rights (and the issuance of all shares of common stock issuable upon such exercise), all such notes shall be deemed repaid in full and cancelled, and the Company and each Subsidiary shall be deemed entirely released and discharged from any and all debts, duties or obligations thereunder.

      5.14 Consolidated Financial Statements. Prior to the Closing, Sellers shall provide to Purchaser copies of the audited consolidated balance sheets and statements of operations and cash flows of the Company and the Subsidiaries for the fiscal years ended March 31, 2003, 2004 and 2005, together with the notes thereto and the opinions of Deloitte & Touche LLP thereon (collectively, the "Consolidated Financial Statements"). The Consolidated Financial Statements will be prepared from the books and records of the Company and its Subsidiaries, and will present fairly the assets, liabilities, income, losses, retained earnings, financial condition, results of operations and cash flows of the Company and its Subsidiaries for the periods and dates covered thereby, in conformity with United States generally accepted accounting principles (consistently applied), the Exchange Act and the rules and regulations of the SEC.

                                   ARTICLE VI.

                         OTHER AGREEMENTS OF THE PARTIES

      6.1 Cooperation in Litigation. Prior to the third anniversary of the Closing Date, the Sellers shall provide to Rand and Purchaser (at Rand's sole reasonable cost and expense) such cooperation as may reasonably be requested in connection with the defense of any litigation relating to the Company or any Subsidiary whether existing on the Closing Date or arising thereafter out of, or relating to, an occurrence or event happening before the Closing Date, provided, that such cooperation is limited to matters of which Sellers have Knowledge.

      6.2 Confidentiality.

      Each Seller agrees that, subject to any requirement of Law, such Seller will keep all Confidential Information confidential. Each Seller agrees that it will not, without the prior written consent of Rand, disclose any Confidential Information to any Person, other than such disclosures that may be required to senior management of the Company or to the Company's or any Subsidiary's accountants or legal advisors. Each Seller agrees that Rand shall be entitled to seek equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Section 6.2. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Section 6.2 by any Seller but shall be in addition to all other remedies available at Law or equity. It is further understood and agreed that failure or delay by Rand in exercising any right, power or privilege under this Section 6.2 shall not operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any right, power or privilege under this Agreement. Each Seller hereby waives any requirement that Rand post a bond in connection with any claim for equitable relief.

      6.3 Tax Matters.

      (a) The Sellers shall prepare or cause to be prepared in consultation with Purchaser and file or cause to be filed in a timely manner all Tax Returns for the Company and Subsidiaries for all periods ending on or prior to the Closing Date ("Pre-Closing Tax Periods") which are due prior to the Closing Date. Any such Tax Returns filed between the date hereof and the Closing Date for any Pre-Closing Tax Period shall be prepared, and each item thereon treated, in a manner consistent with past practices (including, without limitation, prior Tax elections and accounting methods or conventions made or utilized by the Company and Subsidiaries), except as required by applicable Law. The Sellers shall submit such Tax Returns to the Purchaser for review and comment at least 30 days prior to filing.

      (b) Rand and Purchaser shall prepare or cause to be prepared in consultation with the Sellers and file or cause to be filed in a timely manner all Tax Returns for the Company and Subsidiaries for all periods beginning before and ending after the Closing Date ("Straddle Periods") and for all Pre-Closing Tax Periods which are due after the Closing Date. All such Tax Returns shall be prepared and filed (i) in a manner that is consistent with past practices (including, without limitation, prior Tax elections and accounting methods or conventions made or utilized by the Company and Subsidiaries, except as required by applicable Law) and (ii) with application, to the maximum extent available, of net operating losses in respect of any Pre-Closing Tax Periods. Rand and Purchaser shall submit such Tax Returns to the Sellers' Representative for review and comment at least 30 days prior to filing. However, if the Sellers' Representative disputes any item on such Tax Return, it shall promptly notify Rand of such disputed item (or items) and the basis for its objection. The parties shall act in good faith to resolve any such dispute prior to the date on which the Tax Return is required to be filed. If the parties cannot resolve any disputed item, the item in question shall be resolved by an independent accounting firm mutually acceptable to the Sellers and Rand. The fees and expenses of such accounting firm shall be borne equally by the Sellers and Rand. All disputes must be resolved prior to the date on which the Tax Return is required to be filed and the parties shall resolve all disputes (in the manner described herein) and the Company or the applicable Subsidiary shall sign and file the Tax Return on or before the last day on which such Tax Return is required to be filed.

      (c) The Sellers shall pay or cause to be paid when due and payable all Taxes of each of the Company and each Subsidiary, to the extent allocable for any Pre-Closing Tax Period and any pre-Closing portion of a Straddle Period in excess of the amounts specifically accrued on the Closing Date Balance Sheet and included in the computation of Closing Date Net Working Capital for purposes of adjusting the Purchase Price pursuant to Section 1.4, and Rand and Purchaser shall so pay or cause to be paid such Taxes for any Tax periods commencing on or after the Closing Date and any post-Closing portion of a Straddle Period.

      (d) Rand, Purchaser and the Sellers agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Company and each Subsidiary (including, without limitation, access to books and records, employees, contractors and representatives) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes as contemplated in this Section 6.3, the preparation for and conduct of any audit by any Tax Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax Return. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax Authorities at the sole cost of the requesting party. If reasonably requested by Rand or Purchaser, the Sellers' Representative shall make himself available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Rand, Purchaser and the Sellers shall retain all books and records with respect to Taxes pertaining to the Company and each Subsidiary in their respective possession (which shall include, in the case of Rand and Purchaser, books and records in the possession of the Company and each Subsidiary) until the later of
(i) the expiration of the statute of limitations of the Tax periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods prior to such expirations, and (ii) six years following the due date (without extension) for such Tax Returns. At the end of such period, each party shall provide the others with at least ten days' prior written notice before destroying any such books and records, during which period the parties receiving such notice can elect to take possession, at their own expense, of such books and records. Rand, Purchaser and the Sellers shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes involving the Company and each Subsidiary. Any information provided or obtained under this Section 6.3 shall be kept confidential except as may be otherwise necessary in connection with the filing of Tax Returns or in conducting an audit or other proceeding.

      (e) For purpose of allocating Tax between the pre- and post-Closing portion of a Straddle Period, the Tax liabilities of the Company and each Subsidiary shall be determined as follows: (i) the amount of any Tax based on or measured by income or receipts of the Company and each Subsidiary shall be apportioned between the pre-Closing period and the post-Closing period based on an interim closing of the books as of the close of the business on the Closing Date, and (ii) the amount of any other Taxes of the Company and each Subsidiary shall be apportioned to the pre-Closing period by multiplying the amount of such Taxes for the entire period by a fraction, the numerator of which is the number of days in such period ending on the Closing Date and the denominator of which is the number of days in the entire period.

      (f) All applicable transfer Taxes, sales and/or use Taxes, real property transfer or excise Taxes, recording, deed, stamp and other similar Taxes, fees and duties under applicable Law incurred in connection with the transfer of the Purchase Shares shall be borne equally by the Purchaser, on one hand, and the Sellers, on the other hand. The Sellers, Rand and Purchaser agree to jointly prepare or cause to be prepared and file or cause to be filed in a timely manner, all Tax Returns required to be filed with respect to such Taxes.

      (g) For all Tax purposes, Rand, Purchaser and the Sellers agree that they will report the transactions contemplated by this Agreement in a manner consistent with the terms of this Agreement, and all parties agree to file their Tax Returns accordingly.

      (h) The Company will not (and will not be required to) include any amount in computing its income for purposes of the Tax Act as a result of the purchase for cancellation by the Company of 3,925 Common Shares from P&B Ships Limited, the repayment by P&B Ships Limited to the Company of a promissory note in the amount of $2,700,000, dated June 11, 1999, (subsequently reduced to the amount of $2,603,416 on April 3, 2000) and all related and ancillary transactions. In addition, in the preparation of its financial statements for the taxation year ending on the Closing Date, the Company will not recognize any goodwill or contributed surplus on its balance sheet in accordance with GAAP as a result of the transactions described in this Section 6.3(h).

      6.4 Additional Tax Covenants of the Sellers.

      (a) Each Seller acknowledges that it understands and agrees that the Purchaser, at its own discretion, may make a ss.338 election under the Code.

      (b) Each Seller acknowledges that it understands that the intention of the Purchaser, following the acquisition by the Purchaser of the Company, is to amalgamate with the Company in a manner such that the cost to the entity formed on the amalgamation of the shares of Lower Lakes Transportation Limited will be determined in accordance with subsection 87(11) of the Tax Act, including an addition to that cost determined under paragraphs 87(11)(b) and 88(1)(d) of the Tax Act.

      (c) To assist in ensuring that the interests in the shares referred to above do not constitute "ineligible property" within the meaning of paragraph 88(1)(c) of the Tax Act, each Seller represents and covenants that, except as otherwise provided for or required in this Agreement or any Related Agreement:

            (i) the Seller and any Restricted Person will not, without the prior written consent of Rand, as part of the Series, acquire any shares of the capital stock of Rand, any debt of Rand, or any other security of Rand or its affiliates or any Substituted Property;

            (ii) the Seller and any Restricted Person will not own, after the Closing, any shares of the capital stock of Rand, any debt of Rand, or any other security of Rand or its affiliates or any Substituted Property that was acquired prior to such time as part of the Series;

            (iii) the Seller will use all reasonable efforts to ensure that any corporation, partnership or trust in which such Seller or any Restricted Person is, at any time during the course of the Series and after the Closing, a "specified shareholder" (for purposes of subparagraph 88(1)(c)(vi) of the Tax Act), and any corporation, partnership or trust in which such Seller or any Restricted Person would be, at any time during the course of the Series and after the Closing, a "specified shareholder" (for purposes of subparagraph 88(1)(c)(vi) of the Tax Act) if all the shares, partnership interests and trust interests of such corporation, partnership or trust, respectively, then owned by Sellers or any Restricted Person who acquired such shares or interests as part of the Series that were owned at that time by such Seller or any Restricted Person, will not, without the prior written consent of Rand, as part of the Series, acquire after the Closing any shares of the capital stock of Rand, any debt of Rand or any other security of Rand or its affiliates or any Substituted Property;

      (d) In addition to the representations and covenants given above, each Seller represents and covenants that, for purposes of the Tax Act, it deals at arm's length with (i) each of the other Sellers, and (ii) each Shareholder of P&B Shipping Ltd. (except if such Seller is also a shareholder of P&B Shipping Ltd.).

      6.5 Access. From and after the Closing Date, Rand and Purchaser shall and shall cause the Company and each Subsidiary to afford to the Sellers and their agents reasonable access to their properties, books, records, employees and auditors (during normal business hours and upon reasonable prior written notice) to the extent necessary to permit the Sellers to determine any matter relating to their rights and obligations hereunder or to any period ending on or before the Closing Date; provided, that any such access by the Sellers or their agents shall not unreasonably interfere with the conduct of the business of Rand, Purchaser, the Company or any Subsidiary.

      6.6 Further Assurances. From and after the Closing Date, each party shall, at any time and from time to time, make, execute and deliver, or cause to be made, executed and delivered, for no additional consideration but at the cost and expense of the requesting party (excluding any internal costs incurred, such as having any of the following reviewed by counsel) such assignments, deeds, drafts, checks, stock certificates, returns, filings and other instruments, agreements, consents and assurances and take or cause to be taken all such actions as the other party or its counsel may reasonably request for the effectual consummation and confirmation of this Agreement and the Related Agreements and the transactions contemplated hereby and by the Related Agreements.

      6.7 Indemnification. Purchaser agrees to cause the Company and its Subsidiaries (a) except as required by applicable Law, not to change, for three years after the Closing Time, the provisions of its certificate of incorporation and bylaws relating to indemnification of each present or former director of the Company and any Subsidiary in a manner that adversely affects the rights of such director to indemnification thereunder, and (b) to perform its obligations thereunder, or exercise any discretionary authority thereunder, to the fullest extent permitted by Law to provide such director with all rights to indemnification available thereunder. Notwithstanding the foregoing, nothing herein shall constitute a waiver of, or otherwise operation to adversely affect, the existing rights of any director of the Company and its Subsidiaries under the certificate of incorporation or bylaws of the Company and any Subsidiary in effect on the date hereof.

      6.8 Redemption Agreement. Notwithstanding anything to the contrary contained in Article VI of the Redemption Agreement, Sellers, on behalf of Grand River, agree that Rand shall have the sole and exclusive right to waive on behalf of Grand River, in Rand's sole discretion, any and all of the conditions specified in Article VI of the Redemption Agreement other than the conditions specified in Sections 6.4 and 6.6 thereof (which shall not be waived by Rand or Grand River), provided, however, that Sellers shall not be liable pursuant to
Section 9.2(b)(i) for any Damages arising as a result of the failure of any such condition to be satisfied to the extent that Rand so determines to waive any such condition. Sellers further agree that Rand shall be permitted (but not obligated) to seek to perform, and perform, any and all of Grand River's obligations under the Redemption Agreement, in the name of Grand River or otherwise, to the same effect as if the performance of such obligations was by Grand River. Without limiting the foregoing, on the Closing Date, and after the Closing Time, Rand, as the holder of the Purchased Shares, shall have the right to cause the direction of the Company and Grand River with respect to the obligations of Grand River under the Redemption Agreement. Sellers agree to cause Grand River to perform its obligations under the Redemption Agreement prior to the closing of the transactions contemplated thereby, and to cause Grand River not to terminate, or to agree to terminate, the Redemption Agreement at any time prior to the termination of this Agreement.

      6.9 Reorganization. Rand and Purchaser agree to take such actions on the Closing Date (immediately following the consummation of the transactions contemplated hereby) as are necessary to cause all equity securities of Grand River which are held by the Company to be transferred to and held by Rand or a wholly owned US subsidiary of Rand.

                                  ARTICLE VII.

            CONDITIONS PRECEDENT TO OBLIGATIONS OF RAND AND PURCHASER

      The obligation of Rand and Purchaser to consummate the transactions contemplated under this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by Rand and Purchaser, in their sole discretion:

      7.1 Representations and Warranties. The representations and warranties contained in Articles II and III that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such specified date). Fulfillment as of the Closing Date of the condition set forth in this subsection shall be deemed certified by each Seller unless Purchaser shall have received written notice to the contrary from Sellers' Representative on the Closing Date.

      7.2 Performance. The Sellers shall each have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by any Seller prior to or at the Closing Time. Fulfillment as of the Closing Date of the condition set forth in this subsection shall be deemed certified by each Seller unless Purchaser shall have received written notice to the contrary from Sellers' Representative on the Closing Date.

      7.3 No Material Adverse Effect. Between the date of the execution of this Agreement and the Closing Date, the Company and the Subsidiaries shall not have suffered or experienced a Material Adverse Effect. Fulfillment as of the Closing Date of the condition set forth in this subsection shall be deemed certified by each Seller unless Purchaser shall have received written notice to the contrary from Sellers' Representative on the Closing Date.

      7.4 Certificates. Purchaser shall have received (a) evidence reasonably satisfactory to it that this Agreement, the Related Agreements and all other documents contemplated hereby and thereby, and all transactions hereby and thereby contemplated, have been adopted and approved by each party hereto and thereto other than Rand and Purchaser and (b) such other evidence with respect to the fulfillment of the conditions set forth in Sections 7.1, 7.2 and 7.3 as Purchaser may reasonably request.

      7.5 No Injunction. There shall not be pending, threatened or in effect any injunction or restraining order issued by a court of competent jurisdiction in an Action against (i) the consummation of the transactions contemplated hereby or by any Related Agreement, or (ii) the right of the Company or any of the Subsidiaries to operate their respective businesses after Closing on substantially the same basis as currently operated.

      7.6 Governmental Approvals.

      (a) The parties hereto shall have received all approvals from any applicable Governmental Authority necessary to consummate the transactions contemplated hereby and by the Related Agreements.

      (b) Investment Canada Act. Without limiting the generality of the foregoing, with respect to the Investment Canada Act, Rand and Purchaser shall have received notification from the responsible Minister under the Investment Canada Act that it is satisfied or is deemed to be satisfied that the transactions contemplated hereby and by the Related Agreements that are subject to the provisions of the Investment Canada Act are likely to be of net benefit to Canada; and any conditions sought by the Minister responsible under the Investment Canada Act as a prerequisite for certifying the transactions contemplated in this Agreement as likely to be of net benefit to Canada shall have been obtained on terms and conditions reasonably satisfactory to Rand and Purchaser.

      (c) Competition Act. Without limiting the generality of the foregoing, with respect to the Competition Act:

            (i) Rand and Purchaser shall have obtained an advance ruling certificate pursuant to Section 102 of the Competition Act; or

            (ii) the waiting period prescribed by Section 123 of the Competition Act shall have either expired or the Commissioner of Competition shall have provided the parties with a waiver from complying with Part IX of the Competition Act pursuant to subsection 113(c) of the Competition Act, and the Commissioner of Competition or his authorized representative shall have advised Rand and Purchaser in writing, on terms and in a form satisfactory to Rand and Purchaser, that the Commissioner does not intend to make an application under section 92 of the Competition Act with respect the transactions contemplated hereby and by the Related Agreements, and neither the Commissioner nor any of her representatives shall have rescinded or amended such advice.

      7.7 Third Party Consents. The Sellers shall have obtained and delivered to Purchaser all written consents, approvals, waivers, notices or similar authorizations required to be obtained or given by Sellers, the Company or any Subsidiary in order to consummate the transactions contemplated hereby and by the Related Agreements, including those identified on the Seller Disclosure
Schedule in respect of Section 3.6, all in form and substance reasonably satisfactory to Purchaser.

      7.8 Escrow Agreement. The Sellers, Purchaser and McMillan Binch Mendelsohn LLP (as escrow agent) shall have entered into an Escrow Agreement, dated as of the Closing Date, (the "Escrow Agreement") in the form attached hereto as
Exhibit 2.

      7.9 Employment Agreement. Scott Bravener shall have executed an employment agreement, dated as of the Closing Date, substantially in the form attached hereto as Exhibit 3 with such substantive terms omitted therein completed to the satisfaction of Rand.

      7.10 Stock Certificates. Purchaser shall have received the Stock Certificates, together with evidence satisfactory to Purchaser that Purchaser has been entered in the corporate records of each relevant entity as the holder of record of the Purchase Shares.

      7.11 Good Standing. Rand and Purchaser shall have received long-form good standing certificates or certificates of compliance, where recognized (or the equivalent thereto in the relevant jurisdiction) relating to the Company and each Subsidiary, dated within five Business Days of the Closing Date, issued by the appropriate official of the respective jurisdictions of incorporation or organization, as the case may be, together with like certificates with respect to each jurisdiction in which the Company or any Subsidiary carries on business as listed in the Seller Disclosure Schedule in respect of Section 3.10.

      7.12 Releases. Each Seller shall have executed and delivered to Purchaser a release in substantially the form of Exhibit 4 (each, a "Release").

      7.13 Liens. Evidence satisfactory to Purchaser of the release and discharge of any Liens (other than Permitted Liens) specified in the Seller Disclosure Schedule in respect of Section 3.7.

      7.14 [Intentionally Omitted].

      7.15 Change in the Law. Since the date of this Agreement, no Law, proposed Law, any change in any Law or the interpretation or enforcement of any Law shall have been introduced, enacted or announced, which prevents Purchaser from completing the transactions contemplated in this Agreement or any of the Related Agreements or which could reasonably be expected to result in a Material Adverse Effect.

      7.16 Legal Opinions. Rand and Purchaser shall have received signed opinions from Sellers' legal counsel, dated as of the Closing Date and addressed to Rand and Purchaser, substantially in the form attached hereto as Exhibit 5.

      7.17 Section 116 Escrow Agreement. The Sellers, Purchaser and Ogilvy Renault LLP (as escrow agent) shall have entered into the Section 116 Escrow Agreement, dated as of the Closing Date, (the "Section 116 Escrow Agreement") in the form attached hereto as Exhibit 7.

      7.18 Bonus Program Participant Agreement. The agreement attached hereto as
Exhibit 14, shall have been executed and delivered to Rand by each signatory thereto.

      7.19 [Intentionally Omitted].

      7.20 Financing. Rand, Purchaser or the "Borrowers" under the Financing Commitments (or if commitments for the alternative financing contemplated under Section 5.12 shall have been obtained, the intended recipients of such alternative financing under the terms of such alternative financing commitments) shall have received the financing proceeds contemplated by the Financing Commitments (or such alternative commitments).

      7.21 Redemption. All conditions precedent to the obligations of Grand River under the Redemption Agreement shall have been fully satisfied without waiver (other than in accordance with Section 6.8), and the transactions contemplated by the Redemption Agreement shall be capable of being consummated immediately following the Closing.

                                 ARTICLE VIII.

               CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLERS

      The obligation of the Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment of each of the following conditions, any or all of which may be waived in whole or in part by the
Sellers:

      8.1 Representations and Warranties. The representations and warranties contained in Article IV that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such specified date).

      8.2 Performance. Rand and Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by them prior to or at the Closing Time.

      8.3 Certificates. The Sellers shall have received (a) a certificate of an executive officer of Purchaser, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 8.1 and 8.2; (b) a certificate of the Secretary of each of Rand and Purchaser, dated the Closing Date, setting forth the resolutions of the Boards of Directors of Rand and Purchaser approving this Agreement, the Related Agreements to which Rand or Purchaser is a party and all other documents contemplated hereby and thereby, and authorizing the transactions hereby and thereby contemplated; and (c) such other evidence with respect to the fulfillment of any of said conditions as the Sellers may reasonably request.

      8.4 No Injunction. There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in an Action against the consummation of the transactions contemplated hereby or by any Related Agreement.

      8.5 Governmental Approvals. The parties hereto shall have received all approvals from any applicable Governmental Authority necessary to consummate the transactions contemplated hereby and by the Related Agreements.

      8.6 Third Party Consents. Rand and Purchaser shall have obtained and delivered to Sellers any written consents, approvals, waivers, notices or similar authorizations required to be obtained or given by Rand or Purchaser in order to consummate the transactions contemplated hereby and by the Related Agreements, including those identified on the Purchaser Disclosure Schedule in respect of Section 4.4, all in form and substance reasonably satisfactory to Sellers.

      8.7 Escrow Agreement. Purchaser, Sellers and McMillan Binch Mendelsohn LLP shall have entered into the Escrow Agreement.

      8.8 Good Standing. Sellers shall have received long-form good standing certificates, or certificates of compliance relating to Rand and Purchaser, dated within five Business Days of the Closing Date, issued by the appropriate official of their respective jurisdictions of incorporation or organization, as the case may be.

      8.9 [Intentionally Omitted]

      8.10 Legal Opinions. Sellers shall have received a signed opinion from Rand's and Purchaser's legal counsel, dated as of the Closing Date and addressed to Sellers, substantially in the form attached hereto as Exhibit 6.

      8.11 Management Bonus Program. Rand shall have adopted the Management Bonus Program, in substantially the form of Exhibit 11 hereto.

                                   ARTICLE IX.

                                 INDEMNIFICATION

      9.1 Survival

      (a) All representations and warranties made herein (or in the certificates to be delivered pursuant to Sections 7.4 or 8.3 hereof) by the parties to this Agreement and their respective covenants and agreements to be performed pursuant to the terms hereof, shall survive the Closing Time, provided, that, the representations and warranties made herein (or in such certificates or deemed certifications) by the parties shall terminate on the fifteen month anniversary of the Closing Date, except that (i) the representations and warranties set forth in Sections 2.6 (No Finder), Section 3.19 (Environmental Matters), 3.20 (Employee Plans) and 3.22 (No Finder) shall survive the Closing Time until the expiration of the period ending thirty (30) days after the earlier of (x) the applicable statute of limitations or (y) six years from the date hereof, (ii) the representations and warranties set forth in Section 3.15 (Tax Matters) shall survive the Closing Time until the expiration of the period ending thirty (30) days after the applicable statute of limitations and (iii) the representations and warranties set forth in Sections 2.1 (Authority; Execution and Delivery; Enforceability), 2.3 (Title to Purchase Shares), 3.2(c) (Subsidiaries; Equity Interests), 3.3 (Non Contravention) and 3.5 (Capitalization; Options) shall survive the Closing Time indefinitely. Notwithstanding the foregoing, if written notice of any matter setting forth in reasonable detail a claim for a breach of any representation or warranty is given to Rand or Purchaser or the applicable Sellers, as the case may be, in writing pursuant to this Agreement prior to the end of the applicable survival period, any such representation or warranty that would otherwise terminate shall be deemed to survive solely with respect to such matter until such matter is resolved.

      (b) The parties are aware of the provisions of the Limitations Act (Ontario) and have considered the matter of the survival of their respective representations, warranties, covenants and indemnities in that context. Each of the parties waives any limitation defense inconsistent with the survival provisions of this Agreement. In addition, the obligation to answer for any breach of a representation and warranty will commence when notice of the breach is served upon the party making the representation or giving the warranty.

      9.2 Indemnification by Sellers

      (a) Each Seller, severally but not jointly, shall indemnify and hold harmless any Purchaser Group Member from and against and shall pay to the relevant Purchaser Group Member the amount of any and all Damages incurred by such Purchaser Group Member arising directly or indirectly from or in connection with any breach of any representation or warranty of such Seller contained in
Article II.

      (b) Each Seller, severally but not jointly, shall indemnify and hold harmless each Purchaser Group Member from and against any and all Damages incurred by such Purchaser Group Member arising directly or indirectly from or in connection with:

            (i) any breach or failure of (x) the Sellers to perform any covenants or other obligations of the Sellers contained in this Agreement or any Related Agreement or (y) subject to Section 6.8, any party to the Redemption Agreement to perform any of their respective covenants or other obligations under the Redemption Agreement (provided, however, that indemnification with respect to covenants or other obligations of Grand River shall be limited to breaches or failures occurring prior to the Closing);

            (ii) any breach of any representation or warranty contained in
      Article III;

            (iii) the August 9, 2005 incident in the Welland Canal involving the M/V Mississagi to the extent exceeding $50,000;

            (iv) any breach of any representation or warranty contained in
      Article II of the Redemption Agreement; and

            (v) (a) GR Holdings' failure to have good and valid title to the "Purchase Shares" (as defined in the Redemption Agreement), (b) the existence of Liens on such Purchase Shares (other than as set forth in the "Seller Disclosure Schedule", as defined in the Redemption Agreement) and
      (c) Grand River's failure to have, upon completion of the transactions contemplated by the Redemption Agreement, legal, beneficial, good and valid title to such Purchase Shares, free and clear of all Liens.

      9.3 Indemnification by Purchaser and Rand. Purchaser and Rand will jointly and severally indemnify and hold harmless each Seller Group Member from and against and shall pay to the relevant Seller Group Member the amount of any and all Damages incurred by such Seller Group Member arising directly or indirectly from or in connection with:

      (a) any failure by Rand or Purchaser to perform any of the covenants or other obligations of Rand or Purchaser contained in this Agreement or any Related Agreement; and

      (b) any breach of any representation or warranty of Rand or Purchaser contained in this Agreement or any Related Agreement.

      9.4 Limitations on Indemnification. Notwithstanding the other provisions of this Article IX:

      (a) No Purchaser Group Member shall be entitled to be indemnified pursuant to Sections 9.2(a) or 9.2(b)(ii) unless and until the Damages incurred by Purchaser Group Members shall exceed $50,000 per claim, or an aggregate of $250,000 for all such claims (the "Threshold"), and upon exceeding such per-claim or aggregate amount, the Purchaser Group Members shall be entitled to be indemnified for all Damages (including all Damages below such amounts). The maximum aggregate amount of indemnification pursuant to Section 9.2(b)(ii) that may be received by Purchaser Group Members shall not exceed the sum of $9,000,000 plus an amount equal to the Plan Account Balance (such sum, the "Cap"); provided, however, that Purchaser Group Members shall be entitled to be indemnified for all Damages on a dollar-for-dollar basis from the first dollar of Damages, without regard to the per-claim or aggregate Threshold or the Cap, incurred as a result of any breach of the representations and warranties set forth in Sections 2.1, 2.3, 2.6, 3.1, 3.2(c) (to the extent that Damages under 3.2(c) arise in connection with the breach of any section of Article III of the Redemption Agreement other than Sections 3.4 or 3.5 thereof), 3.3, 3.5 or 3.22; and provided, further, however, that Purchaser Group Members shall be entitled to be indemnified for all Damages on a dollar-for-dollar basis from the first dollar of Damages, without regard to the per-claim or aggregate Threshold but subject to the Cap, incurred as a result of any breach of the representations and warranties set forth in Sections 3.2(c) (to the extent that Damages under 3.2(c) arise in connection with the breach of Sections 3.4 or 3.5 of the Redemption Agreement), 3.15, 3.19 or 3.20; and provided, further, however, that the Purchaser Group Members shall be indemnified for all Damages in excess of $50,000, without regard to the per claim or aggregate Threshold or the Cap, incurred by the Purchaser Group Members in connection with the August 9, 2005 incident in the Welland Canal involving the M/V Mississagi.

      (b) Any amounts payable to any Purchaser Group Member pursuant to Section 9.2(b)(ii), subject to Section 9.4(a), shall be paid or otherwise satisfied first from the Escrow Amount and, upon depletion of the Escrow Amount, 67.5% from Sellers (subject to the maximum indemnification amounts for each Seller specified in Exhibit 12 and in accordance with the percentages set forth thereon) and 32.5% through reduction of the Plan Account Balance until the Plan Account Balance has been depleted, and then 100% from Sellers (subject to the maximum indemnification amounts for each Seller specified in Exhibit 12 and in accordance with the percentages set forth thereon).

      (c) The amount of any Damages for which indemnification is provided under this Article IX shall be net of any insurance proceeds available under any insurance policies as then in effect to an Indemnitee hereunder (or any Affiliate thereof) in connection with the events or circumstances giving rise to the indemnification, but only to the extent that the Indemnitee (or any Affiliate) actually receives any such insurance proceeds (or any benefits thereof). The Indemnitee (or such Affiliate) will use commercially reasonable efforts to claim and recover under such insurance policies.

      (d) The parties acknowledge and agree that after the Closing, the indemnification provisions contained in Sections 9.2 and 9.3 shall be the sole and exclusive remedy for Damages arising out of or caused by the breach of any of the representations, warranties, covenants or agreements of the parties contained in this Agreement or in any certificate delivered in connection herewith, except for any remedies that may be available under Section 6.2 or with respect to claims arising out of fraud or willful misconduct.

      (e) Notwithstanding anything to the contrary contained in this Agreement, there shall be no recovery for Damages by any Purchaser Group Member, and such Damages shall not be included in determining the Thresholds under this Section 9.4, to the extent such item has been paid by the Sellers in accordance with
Section 6.3 or accrued for on the Estimated Closing Date Balance Sheet and included in the computation of Estimated Net Working Capital for purposes of adjusting the Purchase Price pursuant to Section 1.4 (it being understood that any Purchaser Group Member's right to indemnification for any such Damages in excess of the accruals on the Company's books and records shall not be affected by this Section 9.4(e)). In addition, no Purchaser Group Member shall be entitled to indemnification in respect of a claim of breach of Section 3.3(a) to the extent that the Indemnitor can establish by a final judgment of a court of competent jurisdiction that Laurence S. Levy had knowledge (assuming for these purposes that Laurence S. Levy shall have made reasonable inquiry with respect to such matters of his legal, accounting and other representatives) on or before the Closing Date of the facts, events or circumstances that caused such breach.

      9.5 Interest. Any amount required to be paid pursuant to the indemnities set forth in this Article IX shall bear interest at the Prime Rate accruing on a daily basis from the date on which a demand for payment is made until payment in full.

      9.6 Tax Treatment of Indemnity Payments. It is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the Purchase Price for all federal, provincial, state, local and foreign Tax purposes, and the parties agree to file their Tax Returns accordingly.

      9.7 Notice of Claims. Any Purchaser Group Member or Seller Group Member seeking indemnification hereunder (an "Indemnitee") shall give to the party or parties obligated to provide indemnification to such Indemnitee (an "Indemnitor") a notice ("Claim Notice") describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based.

      9.8 Third Party Claims. In the case of any third party Action as to which indemnification is sought by an Indemnitee, the Indemnitor shall have 10 Business Days after receipt of a Claim Notice to notify the Indemnitee that it elects to conduct and control such Action. If the Indemnitor elects to conduct and control such Action, the Indemnitor shall agree promptly to reimburse the Indemnitee for the full amount of any Damages resulting from such Action, except fees and expenses of counsel for the Indemnitee incurred after the assumption of the conduct and control of such Action by the Indemnitor. If the Indemnitor does not give the foregoing notice, or if the Indemnitor gives such notice but fails to prosecute vigorously and diligently or settle such Action, the Indemnitee shall have the right, at the sole expense of the Indemnitor, to defend, conduct, control and settle such Action, and the Indemnitor shall cooperate with the Indemnitee in connection therewith, provided, that (x) the Indemnitee shall permit the Indemnitor to participate in such conduct or settlement through counsel chosen by the Indemnitor, but the fees and expenses of such counsel shall be borne by the Indemnitor, and (y) the Indemnitee may not compromise or settle such Action without the consent of the Indemnitor (which consent will not be unreasonably withheld or delayed), unless (i) the sole relief provided is monetary Damages, and (ii) such settlement includes an unconditional release in favor of the Indemnitor by the third-party claimant from all liability with respect to such claim (other than liability for payment of any amounts in connection with such settlement). If the Indemnitor gives the foregoing notice, subject to the first and second sentences of this Section 9.8, the Indemnitor shall have the right, at the sole expense of the Indemnitor, to defend, conduct, control and settle such Action by all appropriate proceedings (which proceedings will be vigorously and diligently prosecuted by the Indemnitor to a final conclusion or settlement), with counsel reasonably acceptable to the Indemnitee, and the Indemnitee shall cooperate with the Indemnitor in connection therewith, provided, that (x) the Indemnitor shall permit the Indemnitee to participate in such conduct or settlement through counsel chosen by the Indemnitee, but the fees and expenses of such counsel shall be borne by the Indemnitee, and (y) the Indemnitor may not compromise or settle any such Action without the consent of the Indemnitee (which consent will not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law by the Indemnitee or any violation by the Indemnitee of the rights of any Person, (ii) the sole relief provided is money Damages that are paid in full by the Indemnitor, (iii) the Indemnitee shall have no liability with respect to any compromise or settlement and (iv) such settlement includes an unconditional release in favor of the Indemnitee by the third-party claimant from all liability with respect to such claim. In the case of any third party Action as to which indemnification is sought by the Indemnitee which involves a claim for Damages other than solely for money Damages which could have a continuing effect on the business of the Indemnitee, the Indemnitee and the Indemnitor shall jointly control the conduct of such Action. The parties hereto shall use their commercially reasonable efforts to minimize any Damages from claims by third parties and shall act in good faith in responding to, defending against, settling or otherwise dealing with such claims, notwithstanding any dispute as to liability under this Article IX.

                                   ARTICLE X.

                                   TERMINATION

      10.1 Termination. This Agreement may be terminated at any time prior to the Closing Date:

      (a) by mutual consent of Purchaser and the Sellers' Representative; or

      (b) by Purchaser, if there has been (i) a material breach by any Seller of the representations and warranties contained in this Agreement or (ii) a material violation by any Seller of any covenant or agreement contained in this Agreement, provided, that written notice of such violation or breach shall have been given to such Seller, as applicable, and such violation or breach shall not have been cured within ten days of receipt of such notice; or

      (c) by the Sellers' Representative, if there has been (i) a material breach by Purchaser or Rand of the representations and warranties contained in this Agreement or (ii) a material violation by Purchaser or Rand of any covenant or agreement contained in this Agreement, provided, that written notice of such violation or breach shall have been given to Purchaser and such violation or breach shall not have been cured within ten days of receipt of such notice; or

      (d) by Purchaser, on the one hand, or the Sellers' Representative, on the other hand, if the Closing shall not have occurred by January 15, 2006 (the "Outside Termination Date") (unless the Closing shall have not occurred on or before such date due to a material breach of the representations and warranties or of a covenant by such party and/or the action or failure to act of the party seeking to terminate this Agreement); or

      (e) by the Sellers' Representative if the board of directors of Rand has
(A) withdrawn or modified, in any manner adverse to Sellers, the board's recommendation required pursuant to Section 1.7(f) or (B) failed to issue to its shareholders or, at any time reasonably requested by Sellers, reissue to its shareholders the board's recommendation required pursuant to Section 1.7(f). No such termination will be effective unless and until Sellers have received the Termination Fee.

      10.2 Termination Fee If, subsequent to termination by the Sellers' Representative pursuant to Section 10.1(e), Rand or Purchaser consummates a "Business Combination" (as defined in Rand's Certificate of Incorporation), Rand shall pay to the Sellers' Representative for the account of all Sellers a termination fee in the amount of $2,000,000 (the "Termination Fee") in full satisfaction of any and all claims which any Seller may have against Purchaser, Rand or their respective officers, directors, shareholders or Affiliates as a result of or arising out of the termination of this Agreement.

      10.3 Effects of Termination. In the event of a termination of this Agreement pursuant to this Article X, other than as expressly provided in this
Article X, (i) all further obligations of the parties under this Agreement shall terminate, (ii) no party shall have any right under or in connection with this Agreement or the transactions contemplated hereby against any other party, and
(iii) each party shall bear its own costs and expenses; provided however that the termination of this Agreement under this Article X shall not relieve any party of liability for any material breach of this Agreement prior to the date of termination, or constitute a waiver of any claim with respect thereto.

                                   ARTICLE XI.

                                  MISCELLANEOUS

      11.1 Expenses of the Transaction. Each of the parties hereto agrees to pay such party's own fees and expenses in connection with this Agreement and the Related Agreements and the transactions contemplated hereby and by the Related Agreements including, without limitation, legal and accounting fees and expenses.

      11.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally or by private courier, (ii) when actually delivered by registered or, as applicable, certified mail, return receipt requested, or (iii) when sent by facsimile transmission (provided, that it is confirmed by a means specified in clause (i) or (ii)), addressed as follows:

If to Purchaser or Rand to:

      Rand Acquisition Corporation
      450 Park Avenue
      Suite 1001
      New York, New York 10022
      Attention: Laurence S. Levy, Chairman
      Facsimile: (212) 644-6262
      Telephone: (212) 644-3450

with a copy to:

      Katten Muchin Rosenman LLP
      575 Madison Avenue
      New York, New York 10022
      Attention:  Todd J. Emmerman, Esq.
      Facsimile: (212) 940-8776
      Telephone: (212) 940-8800

If to Sellers, to the addresses listed on Exhibit 9.

with copies to:

      McMillan Binch Mendelsohn LLP
      BCE Place, Suite 4400
      Bay Wellington Tower
      181 Bay Street
      Toronto, Ontario
      M5J 2T3
      Attention: David Dunlop
      Facsimile: (416) 865-7048
      Telephone: (416) 865-7175

or to such other address as such party may indicate by a notice delivered to the other parties hereto.

      11.3 No Modification Except in Writing. This Agreement shall not be changed, modified, or amended except by a writing signed by the party to be affected by such change, modification or amendment, and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to which performance is to be rendered.

      11.4 Entire Agreement. This Agreement, together with the Schedules, Appendices and Exhibits hereto, and the Related Agreements, sets forth the entire agreement and understanding among the parties as to the subject matter hereof and thereof and merges and supersedes all prior discussions, agreements and understandings of every kind and nature among them with respect to such subject matter.

      11.5 Severability. If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

      11.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. The Sellers shall not be permitted to assign their respective rights, or delegate their respective duties, under this Agreement without the prior written consent of Purchaser. Rand and Purchaser shall not be permitted to assign their respective rights, or delegate their respective duties, under this Agreement without the prior written consent of Sellers' Representative.

      11.7 Governing Law; Jurisdiction.

      (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of New York applicable to contracts made and to be performed wholly within said State, without giving effect to the conflict of laws principles thereof.

      (b) Each party to this Agreement irrevocably agrees that any Action concerning or arising out of the interpretation, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in (i) the courts of the State of New York located in New York County or (ii) the United States District Court for the Southern District of New York.

      (c) Each party and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY.

      11.8 Specific Performance. The parties agree that if any of the provisions of this Agreement were not performed by Purchaser or Rand, on the one hand, or the Sellers, on the other hand, in accordance with their specific terms or were otherwise breached by such parties, irreparable damage would occur, no adequate remedy at Law would exist and damages would be difficult to determine, and that the non-breaching party will be entitled to specific performance of the terms hereof. The parties waive any requirement for the posting of a bond in connection with any Action seeking specific performance; provided, however, that nothing herein will affect the right of any of the parties to seek recovery against any party hereto, at Law, in equity or otherwise, with respect to any covenants, agreements or obligations to be performed by such party or parties after the Closing Date.

      11.9 Headings; References. The headings appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope and intent of this Agreement or any of the provisions hereof. Any reference in this Agreement (including in any Exhibit, Appendix or Schedule hereto) to a "Section," "Article," or "Exhibit" shall mean a Section, Article or Exhibit of or to this Agreement unless expressly stated otherwise.

      11.10 Interpretation. In this Agreement, (a) words used herein regardless of the gender specifically used shall be deemed and construed to include any other gender, masculine, feminine or neuter, as the context shall require, and
(b) all terms defined in the singular shall have the same meanings when used in the plural and vice versa. Any statute defined or referred to herein or in any agreement or instrument that is referred to herein means such statute as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor statutes. References to a Person are also its predecessors and permitted successors and assigns.

      11.11 Third Parties. The provisions of this Agreement are solely for the benefit of the parties hereto and shall not inure to the benefit of any third party.

      11.12 Counterparts and Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement. The parties hereto agree that this Agreement and any Related Agreement or document, certificate or instrument ancillary thereto may be executed by facsimile transmission and that the reproduction of signatures by facsimile or similar device shall be treated as binding as if originals, and each party agrees and undertakes to provide the other parties with a copy of such Agreement, document, certificate or instrument bearing original signatures forthwith upon demand by the other parties.

      11.13 Time of the Essence. Time shall be of the essence of this Agreement.

      11.14 Currency. Unless otherwise specified, all dollar amounts set forth in this Agreement shall be in lawful currency of the United States.

      11.15 Sellers' Representative. Each Seller hereby appoints Royal Bank of Canada, through its operating division RBC Capital Partners, (the "Sellers' Representative") as its duly appointed representative to act on behalf of such Seller in the manner contemplated by this Agreement and any of the Related Agreements, and any act, approval or consent of the Sellers' Representative shall be deemed to be the act, approval or consent of such Seller and no Person, including, without limitation, the Purchaser, Rand, the Company or any other person dealing with the Sellers' Representative in the manner contemplated by this Agreement or any Related Agreement, shall be required to enquire into the authority of the Sellers' Representative as to such act, approval or consent, or otherwise deal with an individual Seller with respect to any such matter. The Sellers' Representative may be replaced by a successor representative only by notice to the Purchaser and Rand signed by all of the Sellers.

                            [Signature page follows]

      IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the day and year first above written.

                           RAND ACQUISITION CORPORATION

                           By: /s/ Laurence S. Levy
                               -------------------------------------------------
                               Name:  Laurence S. Levy
                               Title: President


                           LL ACQUISITION CORP.

                           By: /s/ Laurence S. Levy
                               -------------------------------------------------
                               Name:  Laurence S. Levy
                               Title: President


                           ROYAL BANK OF CANADA, through its operating division, RBC CAPITAL PARTNERS

                           By: /s/ Tony Manastersky         /s/ Owen Trotter
                               -------------------------------------------------
                               Name:  Tony Manastersky          Owen Trotter
                               Title: Managing Partner          Vice President


                           CANADIAN IMPERIAL BANK OF COMMERCE

                           By: /s/ W. C. Faasen
                               -------------------------------------------------
                               Name:  W. C. Faassen
                               Title: Central Manager


                           UNIVERSAL INSULATIONS HOLDINGS LIMITED

                           By: /s/ G. M. Hogarth
                               -------------------------------------------------
                               Name:  G. M. Hogarth
                               Title: President

                           NORVEST MEZZANINE FUND LIMITED PARTNERSHIP

                           By: /s/ W. Ross Campbell
                               -------------------------------------------------
                               Name:  W. Ross Campbell
                               Title: Managing Director

                           /s/ Scott Bravener
                           -----------------------------------------------------
                           SCOTT BRAVENER

                           /s/ Judy Kehoe
                           -----------------------------------------------------
                           JUDY KEHOE

                           /s/ Mark Rohn
                           -----------------------------------------------------
                           MARK ROHN

                           /s/ Victor Roskey
                           -----------------------------------------------------
                           VICTOR ROSKEY

                           /s/ Tim Ryan
                           -----------------------------------------------------
                           TIM RYAN

                                   APPENDIX A

                                   DEFINITIONS

      Definitions. The following terms when used in the Agreement shall have the respective meanings ascribed to them below:

      "Accounting Firm" has the meaning ascribed to such term in Section 1.4
(d).

      "Accounts Receivable" means: (i) all trade accounts receivable and other rights to payment from customers of the Company or any Subsidiary and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Company or any Subsidiary; (ii) all other accounts or notes receivable of the Company or any Subsidiary and the full benefit of all security for such accounts or notes; and
(iii) any Action, remedy or other right related to any of the foregoing.

      "Action" shall mean any action, suit, claim, litigation, proceeding, arbitration, audit, investigation or hearing (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, any Governmental Authority.

      "Affiliate" shall mean, with respect to a specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person. As used in this definition, the term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

      "Agreement" has the meaning ascribed to such term in the Preamble hereto and includes this Appendix A, the Seller Disclosure Schedule, the Purchaser Disclosure Schedule and any other Appendices and Exhibits hereto.

      "Books and Records" shall mean all books of account, tax returns and other tax records, personnel records, historic documents relating to U.S. Employee Benefit Plans and Canadian Employee Benefit Plans, sales and purchase records, customer and supplier lists, referral sources, research and development reports and records, production reports and records, equipment logs, operating guides and manuals, business reports, plans and projections, and all other documents, files, correspondence and other information of the Company or any of the Subsidiaries (whether in written, electronic or other form).

      "Business Combination" shall mean, with respect to any Person, any merger, consolidation or combination to which such Person is a party, any sale, dividend, split or other disposition of capital stock or other ownership interests of such Person, or any sale, dividend or other disposition of all or substantially all of its assets and properties of such Person.

      "Business Day" shall mean a day (other than a Saturday or Sunday), on which commercial banks are open for business in New York, New York and Toronto, Ontario.

      "Canadian Employee Benefit Plans" has the meaning ascribed to such term in
Section 3.20(b)(i).

      "Canadian Employees" has the meaning ascribed to such term in Section 3.9(d).

      "Canadian Plans" has the meaning ascribed to such term in Section 3.20(a)(i).

      "Cap" has the meaning ascribed to such term in Section 9.4(a).

      "Certificate Date" has the meaning ascribed to such term in Section
1.5(b).

      "Claim Notice" has the meaning ascribed to such term in Section 9.7.

      "Closing" has the meaning ascribed to such term in Section 1.1.

      "Closing Date" has the meaning ascribed to such term in Section 1.1.

      "Closing Date Balance Sheet" has the meaning ascribed to such term in
Section 1.4 (a)(ii).

      "Closing Date Statement" has the meaning ascribed to such term in Section 1.4(a)(ii).

      "Closing Time" has the meaning ascribed to such term in Section 1.1.

      "Closing Date Net Working Capital" has the meaning ascribed to such term in Section 1.4 (a)(ii).

      "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute thereto and all final or temporary regulations promulgated thereunder and published.

      "Company" has the meaning ascribed to such term in the Recitals hereto.

      "Competition Act" means the Competition Act (Canada).

      "Confidentiality Agreement" shall mean that certain confidentiality agreement dated February 22, 2005 by Hyde Park Holdings LLC in favor of the Company.

      "Confidential Information" shall mean trade secrets, confidential or proprietary information, knowledge, or know-how pertaining primarily to the business of the Company or any Subsidiary, or any confidential or proprietary information concerning any supplier or customer of the Company or any Subsidiary, including, without limitation, customer lists, research and development information and materials, inventions, formulas, methods, techniques, processes, plans, product designs, procedures, contracts, financial information and computer models. The term Confidential Information shall not include (i) information that is generally available to the public or within the shipping or freight industry, other than as a result of a disclosure by the receiving party or its directors, officers, shareholders, partners, Affiliates, employees, agents or advisors in violation of this Agreement; (ii) information which, prior to disclosure to the receiving party by or on behalf of the disclosing party, was already in the receiving party's possession on a non-confidential basis; (iii) information that was developed without the use of Confidential Information; (iv) information that becomes available to the receiving party on a non-confidential basis from a source other than the Sellers, the Company or any Subsidiary or any of their advisors, agents or Affiliates, provided, that such source is not known by the receiving party to be bound by a confidentiality agreement with or other obligation of secrecy to the Company or any Subsidiary or any other party; (v) information which is reasonably necessary for the purpose of the disclosing party asserting its rights in a dispute among the parties hereunder or under any Related Agreement; or (vi) information reasonably related to any Tax Returns or similar matters required to be prepared by the disclosing party or any of their representatives and filed with any Governmental Authority, provided, that, with respect to Confidential Information disclosed as a result of or in connection with clauses
(v) and (vi) herein, the disclosing party shall provide the non-disclosing party with prompt written notice of such anticipated disclosure so that the non-disclosing party may seek a protective order or other appropriate remedy in connection with such disclosure, and if such protective order or other remedy is not obtained, the disclosing party hereby agrees to furnish only that portion of the Confidential Information which it is advised by counsel is legally required and to exercise its reasonable efforts to obtain assurance that confidential treatment will be accorded to the Confidential Information.

      "Consolidated Financial Statements" has the meaning ascribed to such term in Section 5.14.

      "Contracts" shall mean all legally binding leases, including, without limitation, Real Property Leases, licenses, contracts, agreements, indentures, promissory notes, guarantees, arrangements, commitments and understandings of any kind, whether written or oral, to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any of the assets of the Company or any Subsidiary may be bound, and all rights arising under any of them.

      "Convertible Notes" shall mean those convertible non-interest bearing promissory notes, due on March 28, 2011, issued to Citicorp North America Inc., convertible into shares of common stock of the Company at a conversion price of CDN $599 per share, and currently held by certain Sellers.

      "Current Assets" has the meaning ascribed to such term in Section 1.4 (b).

      "Current Liabilities" has the meaning ascribed to such term in Section 1.4
(b).

      "Damages" shall mean actual losses, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, Taxes and reasonable expenses and costs, including reasonable attorneys' and auditors' fees (and any reasonable experts' fees) and court costs, whether or not involving a third party claim but shall not include consequential, incidental or punitive damages or damages for diminution is value or lost profits, other than to the extent included in a judgment in favor of, and paid to, third parties.

      "Environment" shall mean soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

      "Environmental Condition" shall mean any condition with respect to the Environment on or off any Facility caused by a release of Hazardous Substances or violation of Environmental Laws, whether or not yet discovered, which could or does result in any Damages to the Company, including, without limitation, any condition resulting from the operation of the business of the Company or any Subsidiary or the operation of the business of any subtenant or occupant of any Facility.

      "Environmental Laws" shall mean all Laws relating to the pollution of or protection of the Environment, from contamination by, or relating to injury to, or the protection of, real or personal property or human health or the Environment, including, without limitation, all valid and lawful requirements of courts and other Governmental Authorities pertaining to reporting, licensing, permitting, investigation, remediation and removal of, emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, including, without limitation, the Oil and Pollution Act of 1990, the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) of 1980, the Clean Air Act of 1990, the Canadian Environmental Protection Act, the Ontario Environmental Protection Act, the Migratory Birds Convention Act (Canada) and the Marine Liability Act (Canada).

      "Environmental Report" shall mean any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to any Environmental Law.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute thereto and all final or temporary regulations promulgated thereunder.

      "Escrow Agent" shall mean McMillan Binch Mendelsohn LLP.

      "Escrow Agreement" shall have the meaning ascribed to such term in Section 7.8.

      "Escrow Amount" shall mean $2,000,000.

      "Estimated Closing Date Balance Sheet" shall have the meaning ascribed to such term in Section 1.4(a)(i).

      "Estimated Net Working Capital" shall have the meaning ascribed to such term in Section 1.4(a)(i).

      "Estimated Statement" shall have the meaning ascribed to such term in
Section 1.4(a)(i).

      "Exchange Act" shall mean the U.S. Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued under that Act or any successor law.

      "Facility" shall mean any facility that is now or has heretofore been owned, leased or used in connection with the business of the Company or any Subsidiary.

      "Financial Statements" has the meaning ascribed to such term in Section
3.14 (a).

      "Financing Commitments" shall mean the financing commitment letters attached hereto as Exhibit 13.

      "GAAP" shall mean Canadian generally accepted accounting principles, consistently applied.

      "Governmental Authority" shall mean any (i) federal, state, local, provincial, territorial, municipal, foreign, or other government, (ii) governmental or quasi-governmental authority of any nature or (iii) other body (including privately constituted arbitral tribunals) exercising any statutory, administrative, judicial, arbitrative, legislative, police, regulatory, or taxing authority or power.

      "Governmental Permits" shall mean all licenses, franchises, registrations, permits, privileges, immunities, approvals and other authorizations from a Governmental Authority.

      "GR Holdings" means Grand River Holdings, Inc.

      "GR Shares" means the 30 common shares of Grand River Navigation Company, Inc. owned by GR Holdings.

      "Grand River" means Grand River Navigation Company, Inc.

      "Group" has the meaning ascribed to such term in Section 3.20(a)(i).

      "Hazardous Substance" shall mean any substance whether solid, liquid or gaseous in nature:

            (i) the presence of which requires or may hereafter require notification, investigation, or remediation under any Environmental Law;

            (ii) which is or becomes defined as "toxic", a "hazardous waste", "hazardous material" or "hazardous substance" or "pollutant" or "contaminant" under any present or future Environmental Laws;

            (iii) which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any Governmental Authority;

            (iv) which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds and is or becomes regulated by any Governmental Authority;

            (v) which contains polychlorinated byphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

            (vi) which contains or emits radioactive particles, waves or materials, including radon gas.

      "Indebtedness" of any Person means all obligations of such Person (i) for borrowed money, or (ii) evidenced by notes, bonds, debentures or similar instruments, or (iii) for the deferred purchase price of products, goods or services (other than trade payables or accruals incurred in the ordinary course of business), or (iv) under capital leases or (v) in the nature of guarantees of any of the obligations described in clauses (i) through (iv) above of any other Person.

      "Indemnitee" has the meaning ascribed to such term in Section 9.7.

      "Indemnitor" has the meaning ascribed to such term in Section 9.7.

      "Intellectual Property Rights" has the meaning ascribed to such term in
Section 3.11(a).

      "Investment Canada Act" means the Investment Canada Act (Canada).

      "IPO Shares" has the meaning ascribed to such term in Section 1.7(a).

      "Knowledge" shall mean, with respect to the Sellers, the actual knowledge of Sellers and senior management of the Company and its Subsidiaries, or the knowledge that would be expected to have been obtained upon due inquiry and reasonable investigation by Scott Bravener, James Siddall, Mark Rohn, Jeffrey Botham and Tony Walker.

      "Law" shall mean any constitution, law, treaty, compact, directive, ordinance, principal of common law, permit, authorization, variance, regulation, rule, or statute, including, without limitation, all federal, foreign, Canadian, international, state, provincial, territorial and local laws related to Taxes, ERISA, Hazardous Substances and the Environment, zoning and land use, intellectual property, privacy, occupational safety and health, consumer protection, product quality, safety, employment and labor matters.

      "Liens" shall mean all mortgages, charges, pledges, liens, security interests, conditional sale agreements, encumbrances and similar restrictions, maritime liens, rights to detain and statutory rights of arrest.

      "Major Customer" has the meaning ascribed to such term in Section 3.25.

      "Management Bonus Program" means the "Rand Acquisition Corp. Management Bonus Program" established on or before the Closing Date for specified senior management of the Company and its Subsidiaries, in substantially the form of
Exhibit 11 hereto.

      "Material Adverse Effect" shall mean any event, condition or contingency that has had, or is reasonably likely to have, a material adverse effect on the business, assets, liabilities, results of operations, prospects or financial condition of the Company and Subsidiaries, taken as a whole, provide however, that Material Adverse Effect shall not include any such effect or change resulting from or arising in connection with (a) changes or conditions generally affecting the industries or segments in which the Company operates; (b) changes in general economic, market or political conditions; or (c) the announcement, other disclosure or completion of the transactions contemplated by this Agreement or any Related Agreement.

      "Multiemployer Plan" has the meaning ascribed to such term in Section 3.20(a)(v).

      "Net Working Capital" shall have the meaning ascribed to such term in
Section 1.4(b).

      "Non-Resident Purchase Price" has the meaning ascribed to such term in
Section 1.5(a).

      "Non-Resident Purchase Shares" has the meaning ascribed to such term in
Section 1.5(a).

      "Non-Resident Seller" has the meaning ascribed to such term in Section 1.5(a).

      "Non-Union Contributions" has the meaning ascribed to such term in Section 3.20(a)(xiii).

      "Non-Union Employee" has the meaning ascribed to such term in Section 3.20(a)(xiii).

      "Notice of Disagreement" has the meaning ascribed to such term in Section 1.4(c).

      "Order" shall mean any award, decision, injunction, decree, stipulation, determination, writ, judgment, order, ruling, or verdict ordered, issued, made or rendered by any court, administrative agency or other Governmental Authority.

      "Outside Termination Date" has the meaning ascribed to such term in
Section 10.1(d).

      "Payoff Amount" shall have the meaning ascribed to such term in Section
1.6.

      "Permitted Liens" means (i) Liens for taxes or assessments or other governmental charges not yet due and payable or which are being contested in good faith by the Company or any Subsidiary; (ii) pledges or deposits of money securing statutory obligations under workers compensation, employment insurance, social security or public liability Laws or similar legislation; (iii) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which the Company or any Subsidiary is a party as lessee made in the ordinary course of business; (iv) inchoate and unperfected workers', mechanics' or similar liens arising in the ordinary course of business, so long as such Liens attach only to equipment, fixtures, Vessels and/or premises demised under the Real Property Leases; (v) carriers', warehousemen's, suppliers' or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $250,000 at any time, so long as such Liens attach only to inventory; (vi) deposits securing, or in lieu of, surety, appeal or customs bonds in any proceedings to which Company or any Subsidiary is a party; (vii) zoning restrictions, easements, licenses, or other restrictions on the use of the premises demised under the Real Property Leases or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such premises demised under the Real Property Leases; (viii) Liens for wages claimed by masters and seamen, claims for salvage expenses, claims for damage and masters disbursements so long as such amounts owed are not past due; (ix) Liens for dock, harbor and canal charges and claims in respect of pollution damage so long as such amounts owed are not past due and (x) other maritime Liens so long as the Indebtedness to which such Liens relate are not past due.

      "Person" shall mean any individual, firm, unincorporated organization, corporation (including any not-for-profit corporation), general or limited partnership, limited liability company, cooperative marketing association, joint venture, estate, trust, association or other entity as well as any syndicate or group that would be deemed to be a person under Section 13(a)(3) of the Exchange Act.

      "Plan Account Balance" shall have the meaning ascribed to such term in the Management Bonus Program.

      "Pre-Closing Tax Periods" has the meaning ascribed to such term in Section 6.3(a).

      "Prime Rate" has the meaning ascribed to such term in Section 1.4(e).

      "Proxy Statement" has the meaning ascribed to such term in Section 1.7(a).

      "Purchase Price" has the meaning ascribed to such term in Section 1.2.

      "Purchase Shares" has the meaning ascribed to such term in the Recitals hereto.

      "Purchaser" has the meaning ascribed to such term in the Preamble hereto.

      "Purchaser Group Member" shall mean each of Purchaser, Rand and their Affiliates (including, the Company and each Subsidiary as constituted after the Closing) and their respective directors, officers, employees, agents and attorneys and their respective successors and assigns.

      "Qualified Plan" has the meaning ascribed to such term in Section 3.20(a)(iv).

      "Rand" has the meaning ascribed to such term in the Preamble hereto.

      "Real Property Leases" shall mean all leases, as amended, for real property to which any the Company or any Subsidiary is a party or by which it is bound.

      "Redemption Agreement" shall mean the Redemption Agreement, dated as of the date hereof, by and between Grand River and GR Holdings, in the form attached hereto as Exhibit 15.

      "Redemption Price" shall mean $750,000.

      "Related Agreements" shall mean (i) the Escrow Agreement, the Redemption Agreement and the Section 116 Escrow Agreement and (ii) those other agreements and documents entered into or delivered between Purchaser, Rand and/or the Sellers related to, ancillary to, or in connection with this Agreement or the documents listed in clause (i) hereof.

      "Release" shall have the meaning ascribed to such term in Section 7.12.

      "Remittance Date" has the meaning ascribed to such term in Section 1.5(c).

      "Representatives" shall have the meaning ascribed to such term in Section 5.4.

      "Restricted Persons" shall mean, in respect of any Seller, any Person with whom the Seller does not deal at arm's length (within the meaning of the Tax
Act).

      "SEC" has the meaning ascribed to such term in Section 1.7(a).

      "Section 116 Escrow Agreement" has the meaning ascribed to such term in
Section 7.17.

      "Section 116(2) Certificate" has the meaning ascribed to such term in
Section 1.5.

      "Section 116(4) Certificate" has the meaning ascribed to such term in
Section 1.5.

      "Seller Group Member" shall mean the Sellers and their respective Affiliates and their respective directors, officers, employees, agents and attorneys and their respective successors and assigns.

      "Sellers" has the meaning ascribed to such term in the Preamble hereto.

      "Seller Disclosure Schedule" shall mean that certain schedule attached hereto as Appendix B qualifying the representations and warranties contained in Articles II and III on a clause-by-clause basis in an appropriately cross-referenced manner.

      "Sellers' Representative" has the meaning ascribed to such term in Section 11.15.

      "Series" shall mean the series of transactions or events that includes the acquisition by Purchaser of the Purchase Shares.

      "Set Off Rights Agreement" shall mean the Set Off Rights Agreement between attached as Exhibit 10 to the Redemption Agreement.

      "Shareholder Approval" has the meaning ascribed to such term in Section 1.7(a).

      "Shareholder Meeting" has the meaning ascribed to such term in Section 1.7(a).

      "Stock Certificates" has the meaning ascribed to such term in Section 1.2.

      "Straddle Periods" has the meaning ascribed to such term in Section
6.3(b).

      "Subsidiary" means any Person in which the Company directly or indirectly, through another Person or otherwise, beneficially owns more than fifty percent (50%) of either the equity or economic interest in, or the voting control of, such Person. Notwithstanding the foregoing, Grand River shall be considered to be a Subsidiary of the Company for the purposes of this Agreement and the Related Agreements.

      "Substituted Property" shall mean any property "acquired in substitution for" any property of Lower Lakes Transportation Limited or Grand River, as such term is defined for purposes of paragraph 88(1)(c.3) of the Tax Act, and shall include without limitation, any property the fair market value of which is wholly or partly attributable, or determinable primarily by reference, to the shares of Lower Lakes Transportation Limited or Grand River or to any proceeds from the disposition thereof immediately prior to Closing.

      "Tax Act" shall mean the Income Tax Act (Canada).

      "Tax Amount" has the meaning ascribed to such term in Section 1.5(d).

      "Tax Authority" shall mean any foreign or domestic government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body or other authority exercising any taxing or Tax regulatory authority.

      "Tax Returns" shall mean all returns, reports, declarations, designations, elections, notices, filings, forms, statements and other documents (whether in written, electronic or other form) and any amendments, schedules, attachments, supplements, appendices and exhibits thereto, which have been prepared or filed or required to be prepared or filed in respect of Taxes.

      "Taxes" includes any taxes, duties, assessments, imposts and levies imposed by any Tax Authority and includes all interest, penalties, fines, additions to tax or other additional amounts imposed by any Tax Authority including those levied on, or measured by, or referred to as, income, gross receipts, profits, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, withholding, business, property, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervail and anti-dumping and all employment insurance, health insurance and Canada, Quebec and other government pension plan and other employer plan premiums, contributions or withholdings, excluding for greater certainty any Taxes imposed on the Company or any Subsidiary on the Closing Date resulting from actions taken on the Closing Date by the Purchaser (or the Company or a Subsidiary at the request of the Purchaser) after the Closing Time.

      "Termination Fee" has the meaning ascribed to such term in Section 10.2.

      "Threshold" has the meaning ascribed to such term in Section 9.4(a).

      "Union Plans" has the meaning ascribed to such term in Section
3.20(a)(iv).

      "U.S. Employees" has the meaning ascribed to such term in Section 3.9(c).

      "U.S. Employee Benefit Plans" has the meaning ascribed to such term in
Section 3.20(a)(i).

      "US Plans" has the meaning ascribed to such term in Section 3.20(a)(iv).

      "Vessels" shall mean all vessels owned, chartered or operated by the Company and each Subsidiary, as the case may be, and listed in the Seller Disclosure Schedule.

      "WARN" shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

      "Withheld Amount" has the meaning ascribed to such term in Section 1.5(a).

      "Working Capital Base Amount" shall mean $3,659,099.

      "Working Capital Principles" has the meaning ascribed to such term in
Section 1.4 (b).